Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
AXOGEN, INC.,
OMEGA MERGER SUB, INC.,
BIOCIRCUIT TECHNOLOGIES, INC.
AND
MICHELLE JARRARD,
AS THE STOCKHOLDERS’ REPRESENTATIVE
Dated as of September 9, 2026

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SCHEDULES

Schedule A	Accounting Principles

Schedule B	GAAP Deviations
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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 9, 2026, is entered into by and among Axogen, Inc., a Minnesota corporation (“Buyer”), Omega Merger Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), BioCircuit Technologies, Inc., a Georgia corporation (the “Company”), and Michelle Jarrard, solely in her capacity as representative of the Company’s equityholders (the “Stockholders’ Representative”).
RECITALS
A.The respective boards of directors of each of Buyer, Merger Sub and the Company have unanimously (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”) in accordance with the provisions of the Georgia Business Corporation Code, as amended (the “GBCC”), upon the terms and subject to the conditions of this Agreement, and (ii) approved this Agreement and the transactions contemplated hereby.
B.The Stockholders holding sufficient voting power to approve the Merger have entered into a support agreement (the “Support Agreement”) on the date hereof, pursuant to which they have agreed, among other things, to vote in favor of the Merger and to approve the terms and conditions of this Agreement and the transactions contemplated hereby, to comply with the various obligations of Stockholders hereunder, and to the appointment of the Stockholders’ Representative, and the Company has delivered to Buyer a duly executed copy of the Support Agreement.
C.Concurrently with the execution and delivery of this Agreement by the parties hereto, (i) each of the Restricted Sellers is entering into a non-competition agreement with Buyer, to be effective as of the Closing (collectively, the “Non-Competition Agreements”) and (ii) each of the Key Employees is entering into an employment agreement or offer letter with Buyer, to be effective as of the Closing (collectively, the “Employment Agreements”).
D.Certain capitalized terms used herein have the meanings set forth in Section 1.1.
In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS; INTERPRETATION
Section 1.1Defined Terms. As used in this Agreement, the terms set forth below shall have the following meanings:
“Accounting Principles” means the accounting principles, policies, procedures, methodologies, judgments, elections, assumptions, inclusions, exclusions and valuation and estimation methodologies as set forth with respect to the “Accounting Principles” on Schedule A attached hereto.

“Acquisition Transaction” has the meaning specified in Section 6.9.
“Adjustment Amount” has the meaning specified in Section 3.3(f).
“Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.
“Aggregate Merger Consideration” has the meaning specified in Section 9.2.
“Agreement” has the meaning specified in the Preamble.
“Attorney-Client Communications” means any communication occurring prior to the Closing between Jones Day, on the one hand, and the Company, SpinCo or any of their respective Affiliates or Representatives, on the other hand, that directly or indirectly relates to this Agreement, the Merger or the other transactions contemplated hereby, including any representation, warranty covenant, agreement or disclosure of any Party in connection with this Agreement, the Disclosure Schedule or any related agreement, document, exhibit or schedule.
“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of Florida or in the State of Georgia.
“Buyer” has the meaning specified in the Preamble.
“Buyer Material Adverse Effect” means a material adverse effect on (a) the ability of Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (b) the enforceability of this Agreement against Buyer or Merger Sub.
“Buyer 280G Arrangements” has the meaning specified in Section 6.6.
“Buyer 401(k) Plan” has the meaning specified in Section 6.13(d).
“Buyer Plans” has the meaning specified in Section 6.13(b).
“Cancelled RSU” has the meaning specified in Section 3.1(b)(i).
“Cancelled Warrant” has the meaning specified in Section 3.1(d).
“Capital Structure Certificate” means a certificate executed by an officer of the Company setting forth the ownership of the number of Shares, RSUs and Warrants that are outstanding immediately prior to the Effective Time, and the other information described in Section 6.12.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as may be amended or modified from time to time, including any rules or regulations promulgated thereunder (including any analogous provisions under state and local Law), and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-22), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notices 2020-65 or 2021-11, and the Consolidated Appropriations Act, 2021) intended to address the consequences of COVID-

19 (in each case, including any comparable provisions of U.S. state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).
“Cash” means the consolidated cash, cash equivalents, marketable securities and short-term investments held by the Company. Cash shall (a) be calculated net of issued but uncleared checks and drafts, (b) include checks and drafts deposited for the account of the Company, including deposits in transit, (c) be calculated net of overdrawn accounts and (d) exclude any Restricted Cash.
“Certificate of Merger” has the meaning specified in Section 2.2.
“Certificates” has the meaning specified in Section 3.4.
“Clearance” means FDA authorization to market a Class I or Class II medical device in the United States pursuant to the submission of a premarket notification to the FDA under § 510(k) of the FDCA and subject to the indications for use, regulatory controls and any other conditions set forth in a substantial equivalence determination letter or other correspondence issued by the FDA.
“Clinical Trial” means a clinical investigation of a medical device involving one or more human subjects to determine the safety or effectiveness of the medical device.
“Closing” has the meaning specified in Section 2.2.
“Closing Balance Sheet” has the meaning specified in Section 3.3.
“Closing Cash” means the amount of the Cash as of the Closing.
“Closing Date” has the meaning specified in Section 2.2.
“Closing Indebtedness” means the sum, without duplication and with respect to the Company, of all (a) outstanding principal and accrued and unpaid interest as of the Closing owing by the Company with respect to all indebtedness for borrowed money of the Company, plus any premium, fee or penalty paid or payable in connection with the prepayment, repurchase or defeasance of such indebtedness to the extent that such premiums, fees or penalties are incurred and unpaid at or before the Closing, and relate to that portion, if any, of such indebtedness that is repaid at the Closing, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) amounts owing as deferred purchase price for property or services, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) amounts outstanding and owed in respect of commitments or obligations by which the Company or any Subsidiary assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, bank guarantees or bankers’ acceptances), (g) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (h) Covered Taxes, (i) accrued and unpaid bonuses (together with the employer’s share of any employment, payroll, social security or other similar Taxes with respect thereto), (j) Spin-Out Liabilities, (k) the amount set forth in Section 1.1(a) of the Disclosure Schedule, or (l) amounts outstanding and owed in respect of guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (k) above.

“COBRA” has the meaning specified in Section 4.16(m).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company” has the meaning specified in the Preamble.
“Company Charter” means the Second Amended and Restated Articles of Incorporation of the Company.
“Company Financial Statements” has the meaning specified in Section 4.5.
“Company-Owned Intellectual Property” means all Intellectual Property owned by the Company.
“Company Indemnification Provisions” has the meaning specified in Section 6.14(a).
“Company Indemnified Parties” has the meaning specified in Section 6.14(a).
“Company Intellectual Property” means all Intellectual Property (a) owned by the Company, (b) exclusively licensed to the Company, or (c) non-exclusively licensed to the Company, in each case that is held for use or used in the conduct of its business.
“Company Material Adverse Effect” means any change, fact, event, occurrence, development or effect that has been, is or would reasonably be expected to be, individually or in the aggregate with all other changes, facts, events, occurrences, developments and effects, materially adverse to (a) the business, assets, prospects, financial condition or results of operations of the Company, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, other than any change, fact, event, occurrence, development or effect to the extent resulting from any of the following: (i) changes in the general economic or political conditions or the securities, credit or financial markets in general, (ii) general changes or developments in the industries in which the Company operates, (iii) changes in Laws, regulations or standards affecting the Company or GAAP or any underlying accounting principles or the interpretation of any of the foregoing, (iv) the execution of this Agreement, the pendency or consummation of the transactions contemplated by this Agreement or the announcement thereof, the identity of Buyer and its Affiliates or the taking, or the failure to take, any action by the Company that is required or prohibited, respectively, by the terms of this Agreement or taken or omitted to be taken by, or with the consent of, Buyer, (v) Buyer’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company, (vi) any matter specifically disclosed in the Disclosure Schedule or which Buyer had actual knowledge of as of the date of this Agreement, (vii) any failure by the Company to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any change, fact, event, occurrence, development or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), and (viii) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, terrorism, military action or war (whether or not declared), pandemics or epidemics, except, in the case of each of the foregoing clauses, to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company relative to other Persons operating in the industry sector or sectors in which the Company operates in the ordinary course of business.
“Company Privacy Policies” has the meaning specified in Section 4.22(a).
“Company Registered IP” has the meaning specified in Section 4.14(b).
“Company Related Party” means, collectively, each equityholder of the Company, each of the direct and indirect equityholders and Affiliates (including SpinCo and, prior to the Closing, the Company) of each equityholder of the Company and each of the incorporators, members, partners, equityholders, Affiliates or current, former or future Representatives of, or any lender to, any of the foregoing.
“Company Systems” has the meaning specified in Section 4.14(t).
“Confidential Information” has the meaning specified in Section 6.11(b).
“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 14, 2026, between Buyer and the Company.
“Continuing Employee” has the meaning specified in Section 6.13(a).
“Contract” means any legally binding written or oral contract, agreement, binding arrangement, lease, license, mortgage, indenture, security agreement, franchise or other instrument of any kind, including amendments thereto.
“Control” means the direct or indirect possession of the power to elect at least a majority of the board of directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.
“Convertible Notes” means all outstanding convertible promissory notes issued by the Company.
“Copyrights” has the meaning specified in the definition of Intellectual Property in Section 1.1.
“Covered Taxes” means any accrued and unpaid income Taxes of the Company (including any Taxes of SpinCo imposed on the Company) attributable to any Pre-Closing Tax Period (including the portion of any Straddle Periods ending on and including the Closing Date, determined in accordance with Section 6.8(c)), which amount shall be computed on a jurisdiction-by-jurisdiction, Tax-type by Tax-type basis and not be less than zero or computed by reference to a negative number in respect to any jurisdiction or Tax type, in each case, and in accordance with past practices (including reporting positions, elections, tax accounting methods, and jurisdictions in which filings were made) in preparing its applicable income Tax Returns. The calculation of the Covered Taxes amount shall (a) be calculated by treating all amounts of income that the Company will be required to recognize or realize after the Closing Date as a result of any prepaid amount or deferred revenue received on or prior to the Closing Date or any adjustment under Section 481(a) of the Code (or any comparable provision of U.S.

state or local or non-U.S. Law) with respect to any change in accounting method or use of improper accounting method on or prior to the Closing Date, in each case as subject to Tax in a taxable period ending on or before the Closing Date regardless of when actually recognized for Tax purposes, (b) take into account all Taxes of the Company or arising as a result of Section 965 of the Code, (c) take into account estimated (or other prepaid) income Tax remittances made prior to Closing by the Company to the extent available under applicable Law and currently utilizable to reduce unpaid income Taxes of the Company, (d) take into account all Transaction Tax
Deductions, (e) exclude all deferred Tax Liabilities and deferred Tax assets, in each case, established under GAAP methodologies, (f) exclude any contingent Taxes or Taxes related to uncertain Tax positions (including any accruals or reserves for such items), (g) exclude, for the avoidance of doubt, any amount set forth in Section 1.1(a) of the Disclosure Schedule; and (h) exclude any income Tax attributable to any action taken by the Company on the Closing Date after the Closing that is outside of the ordinary course of business and not contemplated by this Agreement. Notwithstanding anything to the contrary in the foregoing, the Covered Taxes amount shall not include any Taxes included in the calculation of Net Closing Working Capital or Transaction Expenses.
“Determination Date” has the meaning specified in Section 3.3(e).
“Disclosure Schedule” has the meaning specified in the first paragraph of ARTICLE IV.
“Disclosure Statement” has the meaning specified in Section 6.3(b).
“Disputed Amounts” has the meaning specified in Section 3.3(c).
“Dissenting Shares” has the meaning specified in Section 3.9(a).
“Effective Time” has the meaning specified in Section 2.2.
“Electronics Business” means the electronics research and development business of the Company that, prior to the Closing, is being separated from the Company in the Spin-Out, together with all assets, liabilities, contracts, employees, intellectual property and government grants dedicated solely thereto.
“Employment Agreements” has the meaning specified in the Recitals.
“Environment” means soil, surface waters, natural resources, groundwater, land, stream sediments, surface or subsurface strata and ambient air.
“Environmental Laws” means all applicable Laws relating to protection and clean-up of the Environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or Release of Hazardous Substances into the Environment, the exposure of any Person to Hazardous Substances and the protection of human health or endangered or threatened species.
“Equity Plan” means the BioCircuit Technologies, Inc. Amended and Restated 2019 Stock Incentive Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“ERISA Affiliate” means, with respect to any Person, (a) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person or (c) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member.
“Estimated Aggregate Closing Merger Consideration” means the Purchase Price, minus (a) the Estimated Closing Indebtedness, plus (b) the Estimated Closing Cash, minus (c) the Estimated Transaction Expenses, minus (d) the amount, if any, by which the Estimated Net
Closing Working Capital is less than the Net Working Capital Lower Boundary, and plus (e) the amount, if any, by which the Estimated Net Closing Working Capital is greater than the Net Working Capital Upper Boundary, using the estimated amounts for each of components (a), (b), (c), (d) and (e), as applicable, pursuant to Section 3.2.
“Estimated Closing Cash” has the meaning specified in Section 3.2.
“Estimated Closing Indebtedness” has the meaning specified in Section 3.2.
“Estimated Net Closing Working Capital” has the meaning specified in Section 3.2.
“Estimated Per Share Closing Merger Consideration” means the quotient obtained by dividing (a) the Estimated Aggregate Closing Merger Consideration, by (b) the Fully Diluted Common Share Count.
“Estimated Transaction Expenses” has the meaning specified in Section 3.2.
“Export Approvals” has the meaning specified in Section 4.28.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
“FDCA” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and any amendments thereto.
“Final Aggregate Closing Merger Consideration” means the Purchase Price, minus (a) the Closing Indebtedness, plus (b) the Closing Cash, minus (c) the Transaction Expenses, minus (d) the amount, if any, by which Net Closing Working Capital is less than the Net Working Capital Lower Boundary, plus (e) the amount, if any, by which Net Closing Working Capital is greater than the Net Working Capital Upper Boundary, using the finally determined amounts for each of components (a), (b), (c), (d) and (e), as applicable, pursuant to Section 3.3.
“Fraud” means actual, knowing and intentional common law fraud under the Laws of the State of Delaware by a Party in the making of the representations in ARTICLE IV or ARTICLE V; provided, that such actual, knowing and intentional fraud of such Party specifically excludes any statement, representation or omission made negligently or recklessly.
“Fully Diluted Common Share Count” means the sum of (a) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time, (b) the total number of shares of Common Stock issuable upon settlement of the vested RSUs outstanding immediately prior to the Effective Time and (c) the total number of shares of Common Stock issuable upon the exercise of the Warrants outstanding immediately prior to the Effective Time.
“GAAP” means generally accepted accounting principles in the United States of America, as amended from time to time, applied consistently.
“GAAP Deviations” has the meaning specified on Schedule B.
“GBCC” has the meaning specified in the Recitals.
“Generative AI Tools” means any and all generative artificial intelligence or machine learning technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.
“Governmental Entity” means any United States or other national, state, provincial, prefect, municipal or local government, domestic or foreign, any subdivision, agency, entity, court, official, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Governmental Permits” has the meaning specified in Section 4.12.
“Hazardous Substance” means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, biological material, petroleum or petroleum-containing product as listed or regulated under any applicable Environmental Law.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and all rules and regulations promulgated thereunder.
“Holdback Amount” means $1,000,000.
“Inbound Licenses” has the meaning specified in Section 4.14(m).
“Independent Accountant” has the meaning specified in Section 3.3(d).
“Insurance Coverage” has the meaning specified in Section 6.14(b).
“Intellectual Property” means all intellectual property rights anywhere in the world, including all rights in and to the following:
(a)all issued patents, reissued or reexamined patents, continuations, continuations-in-part, requests for continued examinations, divisions, revivals of patents, utility models, certificates of invention, industrial design registrations, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
(b)all published or unpublished nonprovisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuations, continuations-in-part, applications for industrial design registrations and requests for continued examination and divisionals (collectively, “Patent Applications,” and, with Issued Patents, “Patents”);

(c)all copyrights, copyrightable works, database rights, semiconductor topography and mask work rights, whether the applicable works are published or unpublished, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, mask works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions, including all such rights in software, user and training manuals, marketing and promotional materials, websites, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, “Copyrights”);
(d)all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade dress, registered trade dress and applications for registrations of trade dress, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;
(e)all trade secrets; and
(f)all technologies, ideas, inventions, designs, proprietary information, confidential information, manufacturing and operating specifications, lab notes, notebooks and other records, know-how, formulae, technical data, computer programs, hardware, software, plans, drawings, blueprints and processes, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, photographically or otherwise.
“Interested Party” means any officer, director or manager of the Company or its Subsidiary, any holder of more than 5% of the Shares or, in the case of any such holder of Shares that is an individual, any parent, sibling, descendant or spouse of any such holder of Shares, and any Affiliate or trust in which such holder has a direct or indirect interest.
“Issued Patents” has the meaning specified in the definition of Intellectual Property in Section 1.1.
“Key Employees” means, collectively, the individuals listed in Section 1.1(b) of the Disclosure Schedule.
“knowledge of the Company” or “to the Company’s knowledge” or similar words means the actual (and not constructive or imputed) knowledge of any of the individuals listed in Section 1.1(c) of the Disclosure Schedule, after reasonable inquiry of such individual’s direct reports.
“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons and promulgated by a Governmental Entity.
“Leased Real Property” has the meaning specified in Section 4.8(a).
“Leases” has the meaning specified in Section 4.8(a).
“Legal Proceedings” has the meaning specified in Section 4.11(a).

“Letter of Transmittal” means (a) the letter of transmittal with respect to Shares (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery by a Stockholder, as the case may be, of his, her or its Certificates (or affidavit of loss with respect thereto) in accordance with the instructions thereto), together with (b) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer, the Company and the Stockholders’ Representative.
“Lien” means, with respect to any property or other assets of any Person, any mortgage, pledge, lien, security interest, conditional or installment sale agreement, charge or encumbrance thereupon or in respect thereof.
“Loss” means all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses.
“Material Contracts” has the meaning specified in Section 4.9.
“Merger” has the meaning specified in the Recitals.
“Merger Sub” has the meaning specified in the Preamble.
“Most Recent Balance Sheet” has the meaning specified in Section 4.5(a).
“Most Recent Balance Sheet Date” has the meaning specified in Section 4.5(a).
“Net Closing Working Capital” means, as of 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date, and determined in accordance with the Accounting Principles, (a) the aggregate amount of Current Assets (as defined on Schedule A) of each of the Company and any Subsidiary, minus (b) the aggregate amount of Current Liabilities (as defined on Schedule A) of each of the Company and any Subsidiary; provided, that Net Closing Working Capital shall exclude, without duplication, (i) any asset or liability related to or included in the determination of Closing Cash, Closing Indebtedness or Transaction Expenses and (ii) any and all income or deferred Tax assets or liabilities.
“Net Working Capital Lower Boundary” means $2,950,000.
“Net Working Capital Upper Boundary” means $3,200,000.
“Non-Competition Agreements” has the meaning specified in the Recitals.
“Notice of Objection” has the meaning specified in Section 3.3(c).
“Outbound Licenses” has the meaning specified in Section 4.14(n).
“Parties” means, collectively, Buyer, Merger Sub, the Company (prior to the Closing), the Surviving Company (following the Closing) and the Stockholders’ Representative (solely in her capacity as representative of the Company’s equityholders) and individually, each, a “Party”.
“Patent Applications” has the meaning specified in the definition of Intellectual Property in Section 1.1.

“Patents” has the meaning specified in the definition of Intellectual Property in Section 1.1.
“Paying Agent” means Wilmington Trust or such other financial institution that is reasonably acceptable to Buyer and the Stockholders’ Representative and which has been appointed to act as agent for the Stockholders, the RSU Holders and the Warrantholder in connection with the Merger and to receive the funds to which such Persons shall become entitled pursuant to ARTICLE III.
“Paying Agent Agreement” has the meaning specified in Section 2.7(a).
“Payoff Letters” has the meaning specified in Section 6.10.
“Per Share Merger Consideration” means, with respect to each Share, the amount that the holder of such Share has the right to receive from time to time as a result of the Merger pursuant to Section 3.1.
“Permitted Liens” means (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Liens created by or through Buyer as of the Closing; (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business with customers, vendors, employees, or independent contractors of the Company that are ancillary to the primary purpose of the agreements with such entities and that do not, individually or in the aggregate, materially impair the value or use of the Intellectual Property so licensed, and (g) any minor imperfection of title or similar liens, charges or encumbrances, which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business.
“Person” means any individual, corporation, partnership, joint venture, limited partnership, limited liability company, trust, association, entity or Governmental Entity.
“Personal Property Leases” has the meaning specified in Section 4.8(b).
“Personally Identifiable Information” means the following information: (a) a person’s first name or first initial, and last name, in combination with any one or more of the following data elements that relate to that person: address; phone number; fax number; email address; IP address; driver’s license number or state-issued identification card number; financial account number, or credit or debit card number; or Social Security number; or (b) Individually Identifiable Health Information, as that term is defined in the Health Insurance Portability and Accountability Act of 1996. “Personally Identifiable Information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.
“Personnel Agreement” has the meaning specified in Section 4.14(f).

“Pipeline Products” means the Company’s “LymphTape” products under development for lymphaticovenous anastomosis, together with any subsequent versions, improvements and derivatives of such LymphTape products or the other Products.
“Plan” has the meaning specified in Section 4.16(d).
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date, including the portion of any Straddle Period ending on or prior to the Closing Date.
“Privacy Commitments” has the meaning specified in Section 4.22(b).
“Privacy Matters” means all matters relating to the collection, use, and security of Personally Identifiable Information gathered, maintained or accessed in the course of the operations of the Company.
“Pro Rata Distribution” means, with respect to any amount to be distributed to the Stockholders, RSU Holders or Warrantholder after the Merger, a distribution to each such Stockholder, RSU Holder or Warrantholder in accordance with their respective Pro Rata Share of such amount, as set forth in the Capital Structure Certificate, which distribution is to be paid in accordance with the procedures set forth in Sections 3.4 and 3.5.
“Pro Rata Share” means, with respect to each Stockholder, RSU Holder or Warrantholder, as applicable, (a) the total number of Shares (i) owned by such Person or (ii) that would be provided upon the settlement of vested RSUs or the exercise of Warrants held by such Person, in each case as of immediately prior to the Effective Time divided by (b) the sum of (i) the total number of outstanding Shares immediately prior to the Effective Time, (ii) the total number of Shares that would be provided upon the settlement of vested RSUs that are outstanding immediately prior to the Effective Time and (iii) the total number of Shares that would be provided upon the exercise of Warrants at the Effective Time.
“Products” means, collectively, the Company’s “NerveTape” products for repair of peripheral nerve discontinuities where gap closure can be achieved by flexion of the extremity, and “ConformaWrap” products for the management of peripheral nerve injuries where there is no gap, including, in each case, as currently marketed, sold or made commercially available.
“Purchase Price” means an amount equal to $200,000,000.
“Qualified Retirement Plan” has the meaning specified in Section 6.13(d).
“Regulatory Submission” has the meaning specified in Section 4.13(c).
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of any Hazardous Substance into the Environment.
“Representatives” means, with respect to any Person, such Person’s directors, managers, partners, officers, employees, agents and representatives (including legal counsel and independent accountants).
“Required Stockholder Approval” has the meaning specified in Section 4.2(c).

“Restricted Cash” means all cash deposits (including security deposits), cash in reserve accounts, cash escrow accounts and guaranty accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.
“Restricted Seller” means each of the individuals listed in Section 1.1(d) of the Disclosure Schedule.
“RSU” means any outstanding award of restricted stock units with respect to shares of Common Stock, issued by the Company pursuant to the Equity Plan.
“RSU Holder” means any recipient holding RSUs.
“RWI Policy” means the representations and warranties insurance policy procured by Buyer in connection with the execution of this Agreement.
“Sanctions Laws” has the meaning specified in Section 4.28.
“Section 280G” has the meaning specified in Section 6.6.
“Section 280G Payments” has the meaning specified in Section 6.6.
“Securities Act” means the Securities Act of 1933, as amended, and all Laws promulgated pursuant thereto or in connection therewith.
“Securityholder” has the meaning specified in Section 6.12(a).
“Shareholders’ Agreement” means that certain Shareholders’ Agreement by and among the Company and each of the Shareholders (as defined therein) listed therein, dated March 31, 2019, as amended to add additional Shareholders from time to time.
“Shares” means shares of Common Stock.
“Single-Trigger Change of Control Payment” means any change-in-control, retention or similar bonus, payment, incentive or other compensation that becomes payable to any employee, officer, director or other service provider of the Company solely as a result of the consummation of the transactions contemplated by this Agreement (whether pursuant to any Contract, Plan or otherwise), excluding, for the avoidance of doubt, any payments made in respect of Cancelled RSUs as contemplated by Section 3.1(b).
“Software” means any and all software or computer programs, including source code, object code, interpreted and executable forms.
“SpinCo” has the meaning specified in Section 4.1.
“Spin-Out” means the separation and divestiture of the Electronics Business from the Company.
“Spin-Out Documentation” means the separation, contribution, assignment, license and other agreements, in form and substance agreed to by Buyer, effecting the Spin-Out.

“Spin-Out Liabilities” means any and all liabilities, obligations, Taxes, losses, damages, claims, costs and expenses of any kind (whether known or unknown, absolute or contingent, arising before or after the Closing) of the Company arising out of, relating to, resulting from or in connection with the Electronics Business or the Spin-Out, including any liabilities to former or transferring employees, contractors, licensors, licensees, counterparties to Contracts, Governmental Entities (including with respect to government grants) or any third party in respect of the Electronics Business.
“Standard Form Agreements” has the meaning specified in Section 4.14(o).
“Stockholder” means any holder of record of Shares immediately prior to the Effective Time.
“Stockholders’ Representative” has the meaning specified in the Preamble.
“Stockholders’ Representative Expense Amount” means $100,000.
“Stockholders’ Representative Expense Release Amount” has the meaning specified in Section 3.6.
“Straddle Period” has the meaning specified in Section 6.8(c).
“Subsidiary” of any Person means another Person under the Control of such Person.
“Support Agreement” has the meaning specified in the Recitals.
“Surviving Company” has the meaning specified in Section 2.1.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any U.S. federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, license, transfer, registration, value added, ad valorem, excise, natural resources, environmental, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, special assessment, real property, personal property, escheat or unclaimed property, withholding, production, capital stock, social security, employment, unemployment, disability, national insurance, payroll, branch, government pension plan premiums or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity, (ii) liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to indemnify any other Person, by contract, operation of law or otherwise.
“Tax Proceeding” has the meaning specified in Section 4.7(n).
“Tax Return” means (a) any return, declaration, report, estimate, information return or other document (including consolidated, combined or unitary return, and any documents, statements or schedules attached thereto), and any amendment thereof, filed or required to be filed with any U.S. federal, state, local or non-U.S. Governmental Entity with respect to Taxes or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto and any related or supporting schedules or statements and (b) TD F 90-22.1 (and its successor form, FinCEN Form 114).
“Termination Date” has the meaning specified in Section 10.2(b).
“Top Customers” has the meaning specified in Section 4.29(a).
“Top Vendors” has the meaning specified in Section 4.29(a).
“Trademarks” has the meaning specified in the definition of Intellectual Property in Section 1.1.
“Transaction Expenses” means, without duplication, and to the extent unpaid as of 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date, the aggregate amount of liabilities payable by the Company for which the Company or Buyer (or any of its Affiliates) could become liable on or after the Closing in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement or the Merger, including (a) the fees and expenses of any brokers, finders, attorneys, consultants, agents and other advisors, (b) 100% of the amount of any Single-Trigger Change of Control Payments, and 50% of the severance obligations to the employees set forth in Section 1.1(e) of the Disclosure Schedule that the Buyer will not retain immediately following the Closing, and the amount of the employer’s share of any employment, payroll, social security or other similar Taxes with respect to the foregoing amounts in this clause (b) (provided, that no form of stay bonuses, sales bonuses, severance payments, retention payments or any amount thereof or related thereto with respect to employees retained by Buyer shall be included in “Transaction Expenses” and Buyer shall bear sole responsibility for any such payments) and (c) 100% of any fees and premiums related to the Insurance Coverage purchased by the Company in accordance with Section 6.14(b).
“Transaction Tax Deductions” means any Tax deductions directly arising from (a) the pay down or satisfaction of the Closing Indebtedness, (b) the payment of the Transaction Expenses, and (c) any other deductible payments attributable to the transactions contemplated by this Agreement, in each case, solely to the extent economically borne by the Securityholders and properly deductible by the Company in a Pre-Closing Tax Period under applicable Law (under a “more likely than not” or higher standard); provided that the Parties agree to apply the seventy percent safe-harbor election set forth in Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success-based fees within the scope of such Revenue Procedure.
“Transfer Taxes” has the meaning specified in Section 6.8(a).
“VCU” means Virginia Commonwealth University and any of its departments, schools or Affiliates, including the Virginia Commonwealth University Intellectual Property Foundation.
“VCU Consent” has the meaning specified in Section 6.18.
“VCU License” means the Exclusive License Agreement dated September 6, 2016, by and between the Company (formerly known as Axion PNI, Inc.) and Virginia Commonwealth University Intellectual Property Foundation, as amended.

“WARN Act” has the meaning specified in Section 4.16(v).
“Warrant” means each outstanding warrant to purchase Common Stock.
“Warrant Cancellation Payment” means, with respect to each Warrant outstanding as of immediately prior to the Effective Time, an amount equal to the product of (a) the number of shares of Common Stock subject to such Warrant, multiplied by (b)(i) the Estimated Per Share Closing Merger Consideration, less (ii) the exercise price of each such Warrant.
“Warrantholder” means any holder of Warrants.
“Written Consent” has the meaning specified in Section 4.2(c).
Section 1.2Interpretation. For purposes of this Agreement (a) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (b) except as expressly provided herein, the terms “include,” “includes” or “including” are deemed to be followed by the words “without limitation,” and “or” and “either” are not exclusive, (c) the phrase “in the ordinary course of business” means in the ordinary course of business consistent with the Company’s past practice, (d) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) article, section, paragraph, Preamble, Recital, exhibit and schedule references are to the articles, sections, paragraphs, Preamble, Recitals, exhibits and schedules of this Agreement unless otherwise specified, (f) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, and the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (g) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (h) a reference to any Governmental Entity shall include any successor to such Governmental Entity, (i) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (j) all references to “$” or “dollars” shall be deemed references to United States dollars, (k) capitalized terms used and not defined in the exhibits and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement, (l) all references to time mean local time in Tampa, Florida, unless otherwise expressly specified, (m) any reference to “days” means calendar days unless otherwise specified, (n) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day), and (o) if any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day.
ARTICLE II
THE MERGER
Section 2.1The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the GBCC, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall be the surviving entity (the “Surviving Company”) and shall continue its legal existence under the GBCC as a wholly-owned subsidiary of Buyer.
Section 2.2Closing Date; Effective Time. The closing of the Merger (the “Closing”) shall take place on the date that is no later than five (5) Business Days after the date on which (a) the last of the conditions set forth in ARTICLE VII shall have been satisfied or waived (other than any such conditions that by their nature cannot be satisfied until the Closing, which shall be satisfied or (to the extent permitted by applicable Law) waived at the Closing) and (b) Buyer has sufficient funds to consummate the transactions contemplated by this Agreement pursuant to Section 6.19 (which, with respect to this clause b, in no event will be later than the date that is 90 days after the date hereof), or on such other date, time and place as the Company and Buyer may mutually agree (in either case, the “Closing Date”). Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Georgia (the “Certificate of Merger”) and all other filings or recordings required by the GBCC in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the applicable provisions of the GBCC, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”).
Section 2.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.
Section 2.4Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of the Surviving Company shall be amended and restated to be in the form of the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “BioCircuit Technologies, Inc.”, until thereafter amended as provided by the GBCC, and (b) the bylaws of the Surviving Company shall be amended and restated to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “BioCircuit Technologies, Inc.”, until thereafter amended as provided by the GBCC and the articles of incorporation of the Surviving Company.
Section 2.5Board of Directors and Officers. The board of directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the board of directors and officers, respectively, of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law and the articles of incorporation and bylaws of the Surviving Company.
Section 2.6Further Assurances. If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger

Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.
Section 2.7Closing Deliveries.
(a)Deliveries by the Company. Subject to the terms and conditions of this Agreement, at or prior to the Closing Date, the Company will deliver or cause to be delivered to Buyer, the following:
(i)copies of the written consent of the board of directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and the Written Consent, certified as true, correct and unmodified as of the Closing Date by an authorized officer of the Company;
(ii)(A) a statement from the Company in the form and substance prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that no interest in the Company is a “United States real property interest” (as defined in Code Section 897(c)) and (B) the notice to the IRS as prescribed by Treasury Regulations Section 1.897-2(h)(2) with authorization for Buyer to file such materials with the IRS on behalf of the Company, in each case in form and substance reasonably satisfactory to Buyer and dated as of the Closing Date, duly executed and acknowledged by an appropriate officer of the Company;
(iii)written resignations of each member of the board of directors and all officers of the Company, unless specified by Buyer no later than three (3) Business Days prior to Closing;
(iv)a certificate of good standing for the Company issued by the relevant Governmental Entity, with such certification being issued within five (5) Business Days of the Closing Date;
(v)evidence reasonably satisfactory to Buyer that the agreements set forth on Section 2.7(a)(v) of the Disclosure Schedule have been terminated;
(vi)with respect to each Warrant held by Georgia Research Alliance, (A) evidence reasonably satisfactory to Buyer that such Warrant has been exercised in full in accordance with its terms, payment in full of the applicable exercise price in cash has been made and all rights with respect to such Warrant have been released or (B) a warrant cancellation agreement, in form and substance reasonably acceptable to Buyer, duly executed by the Company and Georgia Research Alliance;
(vii)evidence reasonably satisfactory to Buyer of the consummation of the Spin-Out in accordance with the Spin-Out Documentation;

(viii)the paying agent agreement, among the Stockholders’ Representative, Buyer and the Paying Agent (in form and substance reasonably satisfactory to the parties thereto) (the “Paying Agent Agreement”), duly executed by the Stockholders’ Representative; and
(ix)the VCU Consent.
(b)Deliveries by Buyer. Subject to the terms and conditions of this Agreement, at or prior to the Closing Date, Buyer will deliver or cause to be delivered to the Company and the Stockholders’ Representative, the Paying Agent Agreement, duly executed by Buyer and the Paying Agent.
ARTICLE III
EFFECTS OF THE MERGER; CONSIDERATION
Section 3.1Conversion of Company Securities.
(a)At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer or any of their respective stockholders:
(i)each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub shall be converted automatically into and become one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company;
(ii)except with respect to Dissenting Shares, each share of Common Stock outstanding immediately prior to the Effective Time (which shall include, for the avoidance of doubt, all shares issued upon conversion of the Convertible Notes) shall be cancelled and extinguished and converted automatically into the right to receive, upon surrender of the corresponding Certificate or submission of an affidavit of loss in accordance with Section 3.4, (A) an amount in cash equal to the Estimated Per Share Closing Merger Consideration, and (B) if and when the Holdback Amount (or any portion thereof) becomes payable to Stockholders pursuant to Section 3.3 such Stockholder’s Pro Rata Share thereof, in each case without interest and subject to any applicable withholding Taxes.
(b)Treatment of RSUs.
(i)Immediately prior to the Effective Time, each RSU (whether or not then vested) that is outstanding immediately prior to the Effective Time under the Equity Plan (each, a “Cancelled RSU”) shall vest (if unvested) and be automatically cancelled and, in exchange therefor, the holder of such Cancelled RSU shall be entitled to receive, subject to compliance with Section 3.5(b), with respect to each share of Common Stock subject to such Cancelled RSU that is vested, an amount in cash, without interest and subject to applicable withholding Taxes, equal to (A) the Estimated Per Share Closing Merger Consideration and (B) if and when the Holdback Amount (or any portion thereof) becomes payable to RSU Holders pursuant to Section 3.3 such RSU Holder’s Pro Rata Share thereof, payable in full satisfaction of all rights of such RSU Holder with respect to such Cancelled RSU.

(ii)Any payments made pursuant to this Section 3.1(b) shall be subject to all applicable withholding and excise Taxes and, to the extent that amounts are so withheld by the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Cancelled RSUs in respect of whom such deduction and withholding was made. To the extent that any Cancelled RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, any such payments shall be paid in accordance with the applicable Cancelled RSU’s terms and at the earliest time permitted under such terms that will not result in the application of a tax penalty under Section 409A of the Code. Immediately prior to the Effective Time, (A) the Equity Plan and each RSU award agreement entered into by the Company shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or its Subsidiary providing for the issuance or grant of any other interest in respect of the capital stock of the Company or its Subsidiary shall be cancelled and (B) each Cancelled RSU shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or its Subsidiary providing for the issuance or grant of any other interest in respect of the capital stock of the Company or its Subsidiary shall be cancelled.
(iii)Prior to the Effective Time, the board of directors of the Company shall take any actions necessary to effect the transactions contemplated by this Section 3.1(b) under the Equity Plan and all agreements evidencing RSUs.
(c)Treatment of Convertible Notes. Prior to the Effective Time, the Company shall cause each Convertible Note to convert into Shares in accordance with its terms at or prior to the Closing so that no convertible indebtedness of the Company remains outstanding at Closing.
(d)Treatment of Warrants. Immediately prior to the Effective Time, each Warrant that remains outstanding and unexercised as of such time shall be automatically cancelled (each, a “Cancelled Warrant”) and, in exchange therefor, the holder of such Cancelled Warrant shall be entitled to receive, subject to compliance with Section 3.5(a), with respect to each share of Common Stock subject to such Cancelled Warrant, an amount in cash, without interest, equal to (A) the Warrant Cancellation Payment and (B) if and when the Holdback Amount (or any portion thereof) becomes payable to the Warrantholder pursuant to Section 3.3, the Warrantholder’s Pro Rata Share thereof, payable in full satisfaction of all rights of the Warrantholder with respect to such Cancelled Warrants.
(e)Cancellation of Company Securities. From and after the Effective Time, all capital stock of the Company, and all warrants relating thereto, shall no longer be outstanding and shall automatically be cancelled and retired, or converted in accordance with this Section 3.1, as the case may be, and each holder of a certificate or other instrument representing any such shares or warrants shall cease to have any rights with respect thereto, other than the right to receive the consideration provided herein, without interest thereon. In calculating the consideration payable under this Section 3.1(e), Buyer shall be entitled to rely on the representations and warranties contained in Section 4.3 and the Capital Structure Certificate.
Section 3.2Closing Estimates. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement setting forth (a) its estimate of the Net

Closing Working Capital (such estimate, the “Estimated Net Closing Working Capital”), (b) its estimate of the Transaction Expenses (such estimate, the “Estimated Transaction Expenses”), (c) its estimate of the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), and (d) its estimate of the Closing Cash (such estimate, the “Estimated Closing Cash”), in the case of clauses (a) through (d), as set forth on a statement in a form reasonably acceptable to Buyer and along with reasonable supporting detail to evidence the calculations of such amounts.
Section 3.3Adjustment Amount.
(a)As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Buyer shall cause to be prepared and delivered to the Stockholders’ Representative (i) an unaudited consolidated balance sheet of the Company as of 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date (the “Closing Balance Sheet”), together with a statement setting forth Buyer’s calculation of the Net Closing Working Capital as derived from the Closing Balance Sheet, (ii) a statement setting forth Buyer’s calculation of the Transaction Expenses, (iii) a statement setting forth Buyer’s calculation of the Closing Indebtedness and (iv) a statement setting forth Buyer’s calculation of the Closing Cash, in each case, as set forth on a statement in a form reasonably acceptable to the Stockholders’ Representative, along with reasonable supporting detail to evidence the calculations of such amounts. The Closing Balance Sheet and Buyer’s calculations of the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness and the Closing Cash shall be prepared in accordance with the Accounting Principles.
(b)After the delivery of the Closing Balance Sheet, the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness and the Closing Cash in accordance with Section 3.3(a), at the Stockholders’ Representative’s request, Buyer shall cause the Surviving Company, including its Representatives, to reasonably cooperate with the Stockholders’ Representative and its Representatives in their review of the Closing Balance Sheet and Buyer’s calculations of the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness and the Closing Cash and shall provide to the Stockholders’ Representative and its Representatives information that they may reasonably request and access during normal business hours to the personnel, properties, working papers, books and records of the Surviving Company for such purpose.
(c)Unless the Stockholders’ Representative notifies Buyer in writing within forty-five (45) days after Buyer’s delivery of the Closing Balance Sheet, the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness and the Closing Cash in accordance with Section 3.3(a), and the supporting detail with respect thereto, of any objection to the computations set forth in the Closing Balance Sheet or Buyer’s calculations of the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness or the Closing Cash (the “Notice of Objection”), the Closing Balance Sheet and Buyer’s calculations of the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness and the Closing Cash shall be final and binding for all purposes hereunder. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include the Stockholders’ Representative’s calculation of any amounts that are disputed by such Notice of Objection (the “Disputed Amounts”) to the extent that such amounts may be determined (it being understood that an objection to one or more of the foregoing amounts shall not prevent any other amount from becoming final and binding for all purposes hereunder).

(d)If the Stockholders’ Representative provides such Notice of Objection to Buyer within such forty-five (45)-day period, Buyer and the Stockholders’ Representative shall, during the thirty (30)-day period following the Stockholders’ Representative’s delivery of such Notice of Objection to Buyer, attempt in good faith to resolve any Disputed Amounts. If Buyer and the Stockholders’ Representative are unable to resolve all such Disputed Amounts within such period, the matters remaining in dispute may be submitted to a nationally recognized public accounting firm mutually agreed upon by Buyer and the Stockholders’ Representative (such accounting firm being referred to herein as the “Independent Accountant”). In that case, Buyer and the Stockholders’ Representative shall instruct the Independent Accountant to render its decision as promptly as possible, but no later than sixty (60) days after its selection. The Independent Accountant will consider only those items and amounts in the Stockholders’ Representative’s and Buyer’s respective calculations of the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness and the Closing Cash that are identified as being items and amounts to which the Stockholders’ Representative and Buyer have been unable to agree. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by the Stockholders’ Representative or Buyer or less than the smallest value for such item claimed by either of them. The Surviving Company and the Stockholders’ Representative shall each furnish to the Independent Accountant such work papers and other documents and information relating to the Disputed Amounts as the Independent Accountant may request. The resolution of the Disputed Amounts by the Independent Accountant shall be final and binding, and the determination of the Independent Accountant shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereover, absent fraud or manifest error. After final determination of the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness and the Closing Cash, neither Buyer nor the Stockholders’ Representative shall have any further right to make any claims in respect of any element of the foregoing amounts.
(e)The date on which the Net Closing Working Capital, the Transaction Expenses, the Closing Indebtedness and the Closing Cash are finally determined in accordance with this Section 3.3 is hereinafter referred to as the “Determination Date”. Buyer and the Stockholders’ Representative shall each pay their own costs and expenses incurred in connection with the resolution of the Disputed Amounts; provided, that the fees and expenses of the Independent Accountant shall be allocated between Buyer and the Stockholders’ Representative in the same proportion that the total amount of the Disputed Amounts submitted to the Independent Accountant that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total amount of the Disputed Amounts so submitted by each such party (e.g., should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by the Stockholders’ Representative and 40% of the costs would be borne by Buyer).
(f)“Adjustment Amount” (positive or negative) means the Final Aggregate Closing Merger Consideration minus the Estimated Aggregate Closing Merger Consideration; provided, that in no event shall (i) the aggregate amount of any upward adjustment payable to the Stockholders, the RSU Holders and the Warrantholder pursuant to this Section 3.3(f) exceed $1,000,000 or (ii) the aggregate amount of any downward adjustment retained by Buyer pursuant to this Section 3.3(f) exceed the Holdback Amount. If the Adjustment Amount is zero or a positive number, then within three (3) Business Days following the Determination Date, Buyer shall deliver by wire transfer of immediately available funds to an account, in the name of the Paying Agent, designated in writing by the Stockholders’ Representative, an amount equal to the Holdback Amount plus the Adjustment Amount (subject to the cap set forth in clause (i) above), for further distribution to the Stockholders, RSU Holders and the Warrantholder, payable in accordance with the procedures set forth in Sections 3.5(a) and 3.5(b). If the Adjustment Amount is a negative number, then within three (3) Business Days following the Determination Date, Buyer shall permanently retain the portion of the Holdback Amount equal to the absolute value of such Adjustment Amount (subject to the cap set forth in clause (ii) above), and shall promptly deliver any remaining portion of the Holdback Amount to the Paying Agent, for further distribution to the Stockholders, RSU Holders and the Warrantholder.
Section 3.4Exchange Procedures.
(a)As soon as practicable following the Closing, Buyer shall cause to be mailed, or otherwise made available, to each holder of certificates (the “Certificates”) formerly evidencing Shares a form of the Letter of Transmittal. After the Effective Time, each holder of Certificates, promptly following the surrender of such Certificates to the Paying Agent, together with the duly completed and validly executed Letter of Transmittal, shall be entitled to receive from the Paying Agent, in exchange therefor and subject to any additional terms and conditions of the Paying Agent, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal, and otherwise by check, the applicable portion of the consideration that such former holder of Shares has the right to receive from time to time pursuant to this ARTICLE III, and the Certificates so surrendered shall be cancelled.
(b)As soon as reasonably practicable after the date hereof, but in any event not later than five (5) Business Days after the date hereof, the Company shall send a written notice in a form reasonably acceptable to Buyer to each RSU Holder that shall inform such RSU Holder of the treatment of the RSUs provided in Section 3.1(b). After the Effective Time, each holder of Cancelled RSUs shall be entitled to receive in exchange therefor, the applicable portion of the consideration that the holder of such Cancelled RSUs has the right to receive from time to time pursuant to this ARTICLE III. In each case, the consideration payable to such former holder of the Cancelled RSUs shall be made by the Surviving Company in accordance with its payroll practices as soon as reasonably practicable after the Effective Time but in any event no later than the Surviving Company’s next regularly scheduled pay day following the fifth (5th) Business Day after the Effective Time; provided, that to the extent that any Cancelled RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, any such payments shall be paid in accordance with the applicable Cancelled RSU’s terms and at the earliest time permitted under such terms that will not result in the application of a Tax penalty under Section 409A of the Code.
(c)In the event of a transfer of ownership of any Shares that is not registered in the transfer books of the Company, subject to any applicable withholding Taxes, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Notwithstanding the foregoing, if any Certificate shall be lost, stolen or destroyed, upon the making of an affidavit of that fact and an undertaking of indemnity by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Company will issue in exchange for such lost, stolen or destroyed Certificate the consideration deliverable in respect thereof pursuant to this Agreement.

(d)At any time following the expiration of twelve (12) months after the Effective Time, Buyer shall, in its reasonable discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of Buyer. Such funds may be commingled with the general funds of Buyer and shall be free and clear of any claims or interests of any Person. Thereafter, such holders of Certificates shall be entitled to look to Buyer (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (without interest and subject to any applicable withholding Taxes) upon due surrender of their Certificates. Any portion of such remaining cash unclaimed by Stockholders or RSU Holders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.
(e)At the Effective Time, the transfer books of the Company shall be closed, and there shall be no further registration of transfer in the transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.4.
Section 3.5Payments at Closing. At the Closing, Buyer shall pay or cause to be paid:
(a)to the Paying Agent, by wire transfer of immediately available funds, an amount equal to the aggregate portion of the Estimated Aggregate Closing Merger Consideration payable to the Stockholders and the Warrantholder, less (x) the applicable portion of the Holdback Amount withheld pursuant to Section 3.3 and (y) the Stockholders’ Representative Expense Amount;
(b)to the Surviving Company the applicable portion of the Estimated Aggregate Closing Merger Consideration payable to the holders of Cancelled RSUs, less the applicable portion of the Holdback Amount withheld pursuant to Section 3.3;
(c)to the Stockholders’ Representative, by wire transfer of immediately available funds to the account or accounts designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount equal to the Stockholders’ Representative Expense Amount; provided, that the Stockholders’ Representative Expense Amount shall be deemed for Tax purposes to have been paid to the Stockholders at the Closing in proportion to their respective Pro Rata Shares;
(d)on behalf of the Company, by wire transfer of immediately available funds to the account or accounts designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount in the aggregate equal to the Transaction Expenses, which amount shall be distributed in accordance with the statement of Transaction Expenses delivered pursuant to Section 3.2; and
(e)on behalf of the Company, by wire transfer of immediately available funds to the account or accounts designated by the Payoff Letters obtained pursuant to

Section 6.10 in respect of the Closing Indebtedness or as otherwise designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount in the aggregate equal to the Closing Indebtedness, as set forth in the statement of Closing Indebtedness delivered pursuant to Section 3.2.
Section 3.6Stockholders’ Representative Expense Amount. At the Closing, Buyer shall deposit cash in an amount equal to the Stockholders’ Representative Expense Amount into an account designated by the Stockholders’ Representative in accordance with Section 3.5(c). The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Stockholders’ Representative Expense Amount shall be used to fund any expenses incurred by the Stockholders’ Representative in the performance of her duties and obligations hereunder. The Stockholders’ Representative Expense Amount will be held by the Stockholders’ Representative until such time as the Stockholders’ Representative determines, in her sole discretion, that the Stockholders’ Representative shall incur no additional expenses in connection with performing her obligations in such capacity under this Agreement. Any portion of the Stockholders’ Representative Expense Amount remaining after such date (such amount, the “Stockholders’ Representative Expense Release Amount”) shall be paid by the Stockholders’ Representative to the Stockholders, RSU Holders and the Warrantholder in proportion to their respective Pro Rata Shares.
Section 3.7Tax Documentation. The Surviving Company, the Paying Agent and Buyer shall be entitled to request and collect any duly completed and executed Tax forms, including IRS Form W-9, or the appropriate series of IRS Form W-8, as applicable, or any similar information, from any Stockholder, RSU Holder or any other recipient of any payment pursuant to, or in connection with, this Agreement, and such Stockholder, RSU Holder, the Warrantholder or other recipient hereby covenants to provide such Tax form or information upon request by the Surviving Company, the Paying Agent or Buyer, as the case may be.
Section 3.8Withholding. Each of the Surviving Company, the Paying Agent, Buyer and any Affiliate of Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to, or in connection with, this Agreement to any Stockholder, RSU Holder or other Person, as the case may be, such amounts as are required to be deducted and withheld with respect to such payment under any provision of applicable Tax Laws. In the event that Buyer or any Affiliate of Buyer determines that any such deduction and withholding is required, except to the extent that such deduction or withholding relates to compensatory amounts or is the result of the failure to deliver any document required to be delivered under this Agreement, Buyer shall use commercially reasonable efforts to provide written notice of such determination to the Stockholders’ Representative. To the extent that amounts are so deducted and withheld by the Surviving Company, the Paying Agent, Buyer or any Affiliate of Buyer and paid over to the applicable Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Stockholder, RSU Holder or other Person, as the case may be, in respect of which such deduction and withholding was made.
Section 3.9Dissenting Shares.
(a)Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with

Article 13 of the GBCC (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 3.1. Such Stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Article 13 of the GBCC, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Article 13 of the GBCC shall thereupon be deemed to have been cancelled and extinguished and converted into, as of the Effective Time, the right to receive the consideration specified in Section 3.1 (as adjusted, if applicable), without any interest thereon, upon surrender, in the manner provided in Section 3.4, of the certificate or certificates that formerly evidenced such Dissenting Shares. Buyer shall be entitled to retain any such consideration not paid on account of such Dissenting Shares pending resolution of the claims of the holders thereof and none of such consideration shall be payable in any event for the account of any Shares that are not Dissenting Shares.
(b)The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company and withdrawals of such demands prior to the Closing, and the opportunity to consult with the Company with respect to such demands for appraisal under the GBCC, and (ii) after the Closing, the opportunity to direct and control all negotiations and proceedings with respect to such demands for appraisal under the GBCC. Prior to the Effective Time, the Company shall not, except with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal, offer to settle, or settle or otherwise negotiate any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer and Merger Sub as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the Closing Date, in each case other than with respect to such representations and warranties where a different date is specified; provided, any representations with respect to the Company’s Subsidiary are made as of the date hereof and as of the date of the Spin-Out, as follows:
Section 4.1Organization, Standing and Power. Each of the Company and its Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing that individually or in the aggregate would be material to the Company or its Subsidiary. Section 4.1 of the Disclosure Schedule lists the jurisdictions of organization and qualifications to do business (or the foreign equivalents, if any) of the Company and its Subsidiary. The Company has made available to Buyer complete and correct copies of the organizational documents of each of the Company and its Subsidiary and has made available to Buyer each such entity’s minute books and stock records. Section 4.1 of the Disclosure Schedule contains a true and correct list of the directors and officers of each of the Company and its Subsidiary as of the date of this Agreement. The Company’s

Subsidiary is Ampera, Inc., a Georgia corporation (“SpinCo”). SpinCo has been established solely for the purposes of conducting the Spin-Out and housing the Company’s Electronics Business, and has not conducted any other business and, after giving effect to the Spin-Out, does not hold any assets of the Company other than those assets used exclusively for the Electronics Business.
Section 4.2Authority; Approvals.
(a)The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby are within its power and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the approval of the Merger and the approval and adoption of this Agreement by the Required Stockholder Approval, and the filing of a Certificate of Merger pursuant to the GBCC). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.
(b)The board of directors of the Company has, at a meeting duly called and held at which all the directors of the Company were present, or by written consent, prior to the execution of this Agreement, unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) resolved that the Merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared this Agreement and the Merger to be advisable, and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement, and none of the aforesaid actions by the board of directors of the Company has been amended, rescinded or modified.
(c)The only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger is the affirmative vote to approve the Merger and to approve and adopt this Agreement by the holders of more than sixty-six and two thirds percent (66 2/3%) of the shares of Common Stock outstanding (collectively, the “Required Stockholder Approval”). The written consent in lieu of a meeting of stockholders to adopt this Agreement and approve the Merger in accordance with the GBCC, the Company Charter and the Shareholders’ Agreement (the “Written Consent”), when executed and delivered by the holders providing the Required Stockholder Approval, shall constitute a valid and effective adoption of this Agreement by the Required Stockholder Approval in compliance with applicable Law.
Section 4.3Capitalization; Equity Interests.
(a)The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock. As of the date of this Agreement, 912,697 shares of Common Stock are issued and outstanding. As of the date of this Agreement, the outstanding capital stock of the Company is owned of record as set forth in Section 4.3(a) of the Disclosure Schedule. Section 4.3(a) of the Disclosure Schedule contains a complete and correct list as of the date hereof of each outstanding RSU, including the number of Shares subject to each such RSU, the grant date, and the extent to which such RSU is vested. No Shares are held by the Company in treasury.
(b)Section 4.3(b) of the Disclosure Schedule sets forth the Company’s Subsidiary’s authorized capital stock and the number of shares of capital stock issued and outstanding (or, if such Subsidiary is not a corporation, the number of issued and outstanding voting securities of such Subsidiary or other ownership interests therein). Except as set forth in Section 4.3(b) of the Disclosure Schedule, the Company and its Subsidiary do not have any Subsidiaries or own or hold any equity or other security interest in any other Person. Except as set forth in Section 4.3(b) of the Disclosure Schedule, all issued and outstanding shares of capital stock or other voting securities of, or ownership interests in, the Company’s Subsidiary are directly or indirectly owned beneficially and of record by the Company, free and clear of all Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, other voting securities or ownership interests).
(c)Each RSU was granted in compliance with the terms of the Equity Plan and applicable Law in all material respects. True, correct and complete copies of (i) the Equity Plan and (ii) the award agreements thereunder have been made available or provided to Buyer, and such plans and agreements have not been amended, modified or supplemented since being made available or provided to Buyer, and there are no Contracts or understandings to amend, modify or supplement such plans, forms or agreements in any case from those furnished to Buyer. The Company does not have in effect any employee stock purchase plans other than the Equity Plan.
(d)Except as set forth in Section 4.3(d) of the Disclosure Schedule, as of the date of this Agreement, no shares of capital stock or other voting securities of, or ownership interests in, the Company or its Subsidiary are reserved for issuance. Except as set forth in Section 4.3(d) of the Disclosure Schedule, all outstanding shares of capital stock or other voting securities of, or ownership interests in, the Company and its Subsidiary were duly authorized and validly issued and, with respect to shares of capital stock, fully paid and nonassessable, and none of such shares, other voting securities or ownership interests are subject to, and were not issued in violation of, any purchase option, trust, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of the Company or its Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of the Company’s or such Subsidiary’s voting securities or interests may vote. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or its Subsidiary is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of, or ownership interests in, such Person or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or its Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of, or ownership interests in, the Company or its Subsidiary or any securities of the type described in the two immediately preceding sentences. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company or its Subsidiary. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no irrevocable proxies and no voting trusts or voting agreements with respect to any ownership interests of, or other equity or voting interest in, the Company or its Subsidiary. Neither the Company nor its Subsidiary is committed to declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any Shares or any other securities of the Company or its Subsidiary. Neither the Company nor its Subsidiary is obligated or required to make any investment (including in the form of a loan or capital contribution) in any Person.
(e)All issued and outstanding Shares were issued in compliance with all applicable Laws (including all applicable federal and state securities Laws), the Company Charter and the Company’s bylaws and any Contract to which the Company is a party or by which it is bound, and are held free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws and Permitted Liens).
(f)Except as set forth in Section 4.3(f) of the Disclosure Schedule, there are no Contracts to which the Company or its Subsidiary is a party or by which it is bound relating to the registration, sale or transfer of any capital stock or other equity or voting interests of the Company or its Subsidiary, including any rights of first refusal, rights of first offer, co-sale or “tag-along” rights, “drag-along” rights or registration rights, and neither the Company nor its Subsidiary is under any obligation to register any of its securities under the Securities Act or any other applicable Law.
Section 4.4Conflicts; Consents. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of the Company Charter, bylaws or other organizational documents of the Company or its Subsidiary, (ii) except as set forth in Section 4.4 of the Disclosure Schedule, result in any breach or default (or give rise to any right of termination, modification, cancellation or acceleration) under any of the provisions of any Contract to which the Company is a party, or by which the Company or its material properties or assets are bound, (iii) violate any Laws applicable to the Company or its Subsidiary or any such Person’s material properties or assets, or (iv) result in the creation or imposition of any Lien (except for a Permitted Lien) upon any property or assets used or held by the Company.
(b) Except as set forth in Section 4.4 of the Disclosure Schedule and except for any filings as may be required under the GBCC in connection with the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity by the Company or its Subsidiary is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby. The Company does not have $26.8 million or more in total assets or annual net sales, as reflected on the Company’s last regularly prepared balance sheet and annual income statement.
Section 4.5Financial Information; Undisclosed Liabilities.
(a)The Company has previously made available to Buyer (i) the audited balance sheets of the Company as of December 31, 2024 and 2025 and the related statements of operations and stockholders’ equity and cash flows for the fiscal years then ended and (ii) the unaudited balance sheet of the Company as of July 31, 2026 (the “Most Recent Balance Sheet,” and such date, the “Most Recent Balance Sheet Date”) and the related statements of operations and stockholders’ equity and cash flows for the seven (7) month period then ended (the items in clauses (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements are based on the books and records of the Company and present fairly, in all material respects, the consolidated financial position of the Company (consolidated with its Subsidiary, as applicable) as of the respective dates thereof, and the results of operations and stockholders’ equity and cash flows of the Company (consolidated with its Subsidiary, as applicable) for the respective periods or as of the respective dates set forth therein, and are prepared in accordance with GAAP (subject to the GAAP Deviations) consistently applied during the periods involved, except as otherwise noted therein and, in the case of the unaudited financial statements, subject to normal year-end adjustments and the absence of notes and periodic true-ups.
(b)Except as set forth in Section 4.5(b) of the Disclosure Schedule, the Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations reflected on the Most Recent Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business since the Most Recent Balance Sheet Date that would be required to be disclosed under GAAP (none of which relates to a breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) those incurred by the Company and its Subsidiary in connection with the execution of this Agreement and (iv) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof).
Section 4.6Books and Records; Internal Controls; Off-Balance Sheet Arrangements.
(a)The books, records and accounts of the Company and its Subsidiary are true, complete and correct in all material respects and, with respect to accounting matters, represent actual, bona fide transactions. The Company has established and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its Subsidiary in conformity with GAAP (subject to the GAAP Deviations) and to maintain accountability for assets, (iii) access to the Company’s and its Subsidiary’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(b)Neither the Company nor its Subsidiary has received any complaint, allegation or claim asserting that the accounting practices, procedures, methodologies or methods of the Company or its Subsidiary or their internal accounting controls do not comply with GAAP or applicable Law in any material respect. To the knowledge of the Company, there is no significant deficiency or material weakness in the design or operation of the internal control over financial reporting of the Company or its Subsidiary.
(c)Neither the Company nor its Subsidiary is a party to, or has any legally binding commitment to become a party to, any off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company and its Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any other “off-balance sheet arrangement” (as defined in the Securities Exchange Act of 1934, as amended).
Section 4.7Absence of Changes. Except as set forth in Section 4.7 of the Disclosure Schedule and in each case other than with respect to the Spin-Out (to the extent applicable), between the Most Recent Balance Sheet Date and the date hereof, the Company has been operated in the ordinary course of business and there has not been:
(a)any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b)the commencement of any Legal Proceeding, or any payment, discharge, satisfaction or settlement of any action, suit or claim against the Company or its Subsidiary in excess of $50,000;
(c)any split, combination, reclassification or recapitalization of any of the Company’s capital stock or any issuance or authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company;
(d)any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other voting securities of, or ownership or voting interests in, the Company or any direct or indirect redemption, purchase or other acquisition of any such shares, securities or interests;
(e)any issuance, authorization for issuance, or sale of any shares of capital stock or other voting securities of, or ownership interests in, or securities convertible into or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company;
(f)any sale, assignment, pledge, Lien, transfer or other disposition of any material asset of the Company, or any sale, assignment, transfer or other disposition of any Intellectual Property or any other material intangible assets of the Company;
(g)any creation of any Lien on any material property of the Company, except for Permitted Liens;
(h)any cancellation of any debts or claims in excess of $50,000;
(i)any capital expenditures or commitments or additions to property, plant or equipment of the Company, in each case, in excess of $50,000;
(j)the entry into any agreement for the purchase, sale or lease of any real property;
(k)any grant of a loan or, except in each case (i) as required by applicable Law or any Plan, or (ii) for regular annual increases, any material increase in the compensation of employees of the Company (including any material increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any material increase in any such compensation or bonus payable to any executive officer, manager or director of the Company having an annual salary or remuneration in excess of $150,000;
(l)any damage, destruction or loss not covered by insurance affecting any asset or property of the Company resulting in liability or loss in excess of $50,000;
(m)any change in the accounting methods, keeping of books of account, cash management or accounting practices, policies or procedures of the Company or its Subsidiary (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), any change in any assumption underlying, or method of calculating, any bad debt contingency or other reserve or any change in depreciation or amortization policies or rates;
(n)any preparation or filing of Tax Returns inconsistent with the past practices (including reporting positions, elections and accounting methods) of the Company, any amendment of Tax Returns, any making of any Tax election (other than in the ordinary course of business and consistent with past practice) or change in any Tax election, the entering into of any closing agreement as described in Section 7121 of the Code (or any similar provision of any Law), settlement or compromise of any audit, suit, proceeding, investigation, claim or other administrative proceeding or court proceeding relating to Taxes or Tax Returns (each, a “Tax Proceeding”), any extension or waiver of a statute of limitations in connection with any Taxes, failure to file any income or other material Tax Return when due (or, alternatively, any failure to file for available extensions to file) or failure to cause such Tax Returns when filed to be complete and accurate in all material respects or surrender of any claim for a Tax refund, any occurrence of any liability for Taxes other than in the ordinary course of business, any making or request of any Tax ruling, any failure to pay any income or other material amount of Taxes when due, or any adoption or change (or request by any Governmental Entity to adopt or change) any aspect of any method of accounting for Tax purposes;
(o)except, in each case, as required by applicable Law, any Plan or this Agreement, any amendment to or modification of or agreement to amend or modify (or announcement of an intention to amend or modify) the Equity Plan or any RSU or equity interest, or any action to accelerate, or which would reasonably be expected to result in the acceleration of, the timing of vesting or payment of any rights, compensation, benefits or funding obligations, or any material determinations, under any collective bargaining agreement or, Plan, employment agreement or otherwise (including in connection with this Agreement and the transactions contemplated hereby);
(p)any adoption, termination, material modification or cancellation of any Plan, except in each case as required under this Agreement, ERISA, applicable Law or as necessary to maintain the qualified status of such plan under applicable Law;
(q)incurrence, assumption or guarantee of any indebtedness for borrowed money;
(r)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(s)abandonment or lapse of or failure to maintain in full force and effect any material Company Registered IP registration;
(t)any grant of bonuses, whether monetary or otherwise, or increase of over $5,000 in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, other than as required by applicable Law or any Plan;
(u)any grant of any awards or rights under any Plan (including the grant of options, stock appreciation rights, performance units or other stock-based awards), or the removal of existing restrictions in any Plan, other than as required by applicable Law or any Plan;
(v)any amendment to the Company’s organizational documents;
(w)the entry into any Contract (other than a Plan set forth in Section 4.16(d) of the Disclosure Schedule) between the Company or its Subsidiary, on the one hand, and a Stockholder or any current or former director, officer, employee, contractor, consultant or agent of the Company or its Subsidiary, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;
(x)the entry into any Contract with a labor or trade union, employee association, works council, or other employee representative, or entry into a collective bargaining agreement (unless required by Law);
(y)the entry into any Contract that would constitute a Material Contract, or the acceleration, termination, material modification to, breach or cancellation of any Material Contract; or
(z)any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (y).
Section 4.8Real Property and Assets.
(a)Neither the Company nor its Subsidiary owns any real property. Section 4.8(a) of the Disclosure Schedule lists all interests in real property leased, licensed, subleased, occupied or used by the Company as of the date hereof (the “Leased Real Property”), including as applicable, the name and address of the landlord of such Leased Real Property, and each Contract relating to the use and/or occupancy of such Leased Real Property, including all leases, subleases, agreements to lease, lease guarantees, tenant estoppels, and subordination, non-disturbance and attornment agreements, including all amendments thereto (the “Leases”). The Company has a good and valid leasehold interest in the Leased Real Property listed in Section 4.8(a) of the Disclosure Schedule, free and clear of all Liens except for Permitted Liens. Each Lease is in full force and effect, and, to the knowledge of the Company, is enforceable against the landlord that is party thereto in accordance with its terms. There exists no material default or event of default on the part of the Company under any Leases or, to the knowledge of the Company, any other party thereto. The Company has made available to Buyer true and complete copies of all Leases.
(b)Section 4.8(b) of the Disclosure Schedule contains a true, complete and correct list of all Contracts pursuant to which the Company leases any personal property as lessee or lessor (the “Personal Property Leases”). The Company has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all personal property used in its businesses as operated in the ordinary course, free and clear of all Liens, except for Permitted Liens or defects in title or failures to be in full force and effect that are not material to the Company. Such personal property (taken as a whole) is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and constitutes all personal property materially necessary for the operation of the business of the Company as presently conducted. The Company has made available to Buyer true, correct and complete copies of all Personal Property Leases. None of the personal property owned or leased by the Company is in the possession, custody or control of any Person other than the Company.
(c)The properties, rights, interests and other tangible and intangible assets owned, leased or licensed by the Company constitute all of the properties, rights, interests and other tangible and intangible assets that are used by the Company in, or that are otherwise necessary for, the conduct or operation of its business as presently conducted.
Section 4.9Material Contracts.
(a)Section 4.9 of the Disclosure Schedule lists as of the date of this Agreement each of the following Contracts (other than Plans that are set forth in Section 4.16(d) of the Disclosure Schedule and any Contracts related to the Electronics Business that will be transferred or assigned in connection with the Spin-Out) to which the Company is a party (collectively, along with the Inbound Licenses, Outbound Licenses, Leases and the Personal Property Leases, the “Material Contracts”):
(i)all Contracts with officers, employees, directors, consultants or advisors of the Company requiring payments by the Company in excess of $100,000;
(ii)all collective bargaining agreements or other agreements with a labor or trade union, employee association, works council or other employee representative;
(iii)all Contracts establishing any joint venture, joint product development, consortium, partnership, co-marketing arrangement or unincorporated association with a third party;
(iv)all Contracts providing for future capital expenditures in excess of $50,000;
(v)all Contracts (including non-competition, non-solicitation and exclusivity agreements) that impose any restriction on the activities or operations of the business of the Company or the use, ownership or operation of any of the assets of the Company;
(vi)all Contracts involving a mortgage, indenture, guarantee or loan (other than accounts receivable from trade debtors in the ordinary course of business consistent with past practice) or advance to (other than travel and entertainment allowances to the employees of the Company extended in the ordinary course of business consistent with past practice), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(vii)all Contracts (including letters of intent) involving the future disposition or acquisition of a line of business, assets or properties or any merger, consolidation or similar business combination transaction, in each case, in excess of $150,000;
(viii)all standstill or similar Contracts containing provisions prohibiting a third party from purchasing any securities of the Company or assets of the Company;
(ix)all Contracts involving any resolution or settlement of any actual or threatened Legal Proceeding;
(x)all Contracts with customers, suppliers, vendors or manufacturers of the Company with payments in excess of $250,000;
(xi)all Contracts granting “most favored nation” or “most favored customer” or similar rights to any Person other than the Company;
(xii)any agreement with any Governmental Entity; and
(xiii)all Contracts containing indemnification provisions with officers, directors or managers of the Company.
(b)All of the Material Contracts are legal, valid, binding and enforceable obligations of the Company and, to the knowledge of the Company, each of the other parties thereto, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by application of general principles of equity. Neither the Company nor, to the knowledge of the Company, any other party to any Material Contract is in breach of or default under any material obligation thereunder or has given written notice of default to any other party thereunder and no condition exists that with notice or lapse of time would reasonably be expected to constitute a default thereunder. Copies of all such Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) and summaries of each oral Material Contract have previously been made available to Buyer or its Representatives.
Section 4.10Environmental Matters. Except as set forth in Section 4.10 of the Disclosure Schedule:
(a)the Company and its Subsidiary are, and have at all times been, in compliance in all material respects with all Environmental Laws;
(b)neither the Company nor its Subsidiary has generated, transported, treated, stored or disposed of any Hazardous Substances at or on the Leased Real Property, except in compliance with applicable Environmental Laws, and there has been no Release of any Hazardous Substances by any Person at or on the Leased Real Property that requires reporting or remediation by such Person pursuant to any applicable Environmental Law;
(c)except for those matters that are no longer pending on the date of this Agreement, neither the Company nor its Subsidiary has (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim from any Governmental Entity under any Environmental Law; (iii) been subject to or, to the Company’s knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law, or (iv) received written notice of any unsatisfied liability under any Environmental Law;
(d)the Company holds all material licenses, permits and other governmental authorizations required under all Environmental Laws applicable to the conduct of the Company’s business as currently conducted at the Leased Real Property, and the Company has not been advised by any Governmental Entity of any pending or threatened termination, revocation or material and adverse change in any such permit, license or other governmental authorization, nor will any such permit or license be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement; and
(e)the Company has provided to Buyer true and correct copies of all material environmental studies, audits, reviews, reports and assessments, if any, conducted by or on behalf of or in possession, custody or control of the Company or its Subsidiary bearing on liabilities under Environmental Laws relating to the past or current operations or facilities of the Company or its Subsidiary.
Section 4.11Litigation.
(a)Except as set forth in Section 4.11(a) of the Disclosure Schedule, (i) there are no actions, suits, investigations, proceedings, claims or disputes (“Legal Proceedings”) pending or threatened in writing by or before any court or other Governmental Entity against the Company or its Subsidiary, or to the knowledge of the Company, the Securityholders, directors, officers, agents or employees of the Company or its Subsidiary (in their capacities as such) and (ii) no injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity against the Company or its Subsidiary, or seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. No event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Legal Proceeding or injunction, writ, temporary restraining order, decree or order.
(b)To the Company’s knowledge, there is no reasonable basis for any Person to assert a claim against the Company or its Subsidiary, their respective properties or any of the directors, officers or employees of the Company or its Subsidiary (in their capacities as such) based upon: (i) the Company entering into this Agreement or any of the transactions contemplated hereby, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company or its Subsidiary regarding their respective assets or (iii) any claim that the Company or its Subsidiary has agreed to sell or dispose of any of its assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise.
Section 4.12Compliance with Laws; Licenses and Permits. Except as set forth in Section 4.12 of the Disclosure Schedule, each of the Company and its Subsidiary is, and at all times has been, in compliance in all material respects with all Laws applicable to the Company, its Subsidiary or their respective businesses. The Company holds all material federal, state, local and foreign governmental licenses, approvals, authorizations, licenses, registrations and permits that are necessary to own, lease and operate their assets and conduct its businesses as presently being conducted (collectively, the “Governmental Permits”). Except as set forth in Section 4.12 of the Disclosure Schedule, except for breaches, violations, revocations, non-renewals and failures to be in full force and effect that would not be material to the Company or its business, (a) such licenses and permits are in full force and effect, (b) the Company has complied with all terms of each Governmental Permit held by it, (c) no proceeding is pending or, to the knowledge of the Company, threatened in writing, to revoke or limit any thereof, and (d) the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.
Section 4.13Regulatory.
(a)The Products and any components of the Products are being, and at all times in the last three (3) years have been, developed, tested, labeled, manufactured, stored, imported, exported and distributed in interstate commerce, as applicable, in compliance in all material respects with the applicable provisions of the FDCA and its implementing regulations and any other applicable Governmental Entities, including, as applicable, current good manufacturing practices for medical devices as set forth in 21 CFR part 820, good laboratory practices and good clinical practices. All Company establishments subject to registration with a Governmental Entity are properly registered as required by the FDA under 21 CFR Part 807 and other Laws related to facility registration. The Products are properly listed under applicable establishments as required by Laws. The Company has not received written notice of, and to the Company’s knowledge there is no, pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA alleging that any operation or activity of the Company is in violation of the FDCA or the respective counterparts thereof promulgated by applicable Governmental Entities outside the United States.
(b)As applicable, the Company has exercised its audit rights with regard to contracted parties and has not found any instances of material noncompliance with Laws through its conduct of contractor audits.
(c)The Company has made available to Buyer as of the date of this Agreement a complete and correct copy of all documents, submissions and applications to the FDA and all material correspondence, including electronic communications, to or from the FDA with respect to the Products (any such document, submission, application, supplement, amendment or correspondence, a “Regulatory Submission”), all material contact reports or similar reports documenting meetings, phone calls or other communications with the FDA, studies, communications, memoranda and any other material written information (internal or external) required to be prepared in support of, or any such material submitted in connection with, each such Regulatory Submission. All Regulatory Submissions (and any supporting documentation thereto) and any other written information required to be prepared in support of, or any such material submitted in connection with, each such Regulatory Submission, any and all requests for authorizations, approvals, certificates, waivers, certifications, Clearances, notifications, licenses or permits of the FDA relating to the Company, the business currently conducted by the Company and the Company’s Products, when submitted to the FDA, including institutional review boards, independent ethics committees or similar bodies, were true, correct, not misleading and without omission in all material respects as of the date of submission.

(d)All preclinical studies and tests conducted by or on behalf of the Company have been for the last three (3) years, and, if still pending, are being conducted in material compliance with research protocols, good laboratory practices and all applicable Law. The Company has never conducted any Clinical Trial or study and no Clinical Trial or study has ever been conducted on the Company’s behalf. No preclinical study or test conducted by or on behalf of the Company has been terminated or suspended prior to completion, and to the Company’s knowledge, none of the FDA or any other applicable Governmental Entity, researcher or clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a preclinical or clinical study or test conducted by or on behalf of the Company has commenced, or, to the Company’s knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to approve or commence, any proposed or ongoing investigation or study conducted or proposed to be conducted by or on behalf of the Company. To the Company’s knowledge, no personnel involved in ongoing or completed trials have committed, been accused of or suspected of fraud or deceptive practices in the conduct of the ongoing or completed trials. The Company has not received any written notice that the FDA or any other Governmental Entity, any relevant institutional review board, independent ethics committee or any other similar body has initiated, or threatened to initiate, any action to suspend or terminate or withdraw approval of any investigational device exemption application sponsored by the Company or otherwise restrict or delay the preclinical or clinical study or test, in each case of the Products, or to recall, suspend or otherwise restrict the manufacture or development of any of the Products, or that any relevant institutional review board or independent ethics committee has refused to approve any clinical study conducted or proposed to be conducted by or on behalf of the Company or any substantial amendment to a protocol, any Clinical Trial conducted or proposed to be conducted by or on behalf of the Company, in each case with respect to the Products.
(e)The Company has not received any written notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to recall, suspend or otherwise restrict the manufacture of any of the Products.
(f)The Company is not subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s knowledge, which has been threatened in writing, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. § 3729). In the last three (3) years, the Company has not submitted any claim for payment to any government healthcare program in connection with any referrals related to the Products that violated in any material respect any applicable self-referral Law. In the last three (3) years, the Company has not submitted any claim for payment to any government healthcare program related to the Products in material violation of any laws relating to false claims or fraud, including the Federal False Claims Act (31 U.S.C. § 3729), or any applicable state false claim or fraud Law.
(g)All manufacturing operations conducted by or for the benefit of the Company with respect to the Products have been for the last three (3) years, and are being conducted in material compliance with all applicable Law, including, to the extent applicable, current good manufacturing practice regulations for medical devices.

(h)The Company does not employ or engage and, to the best of the Company’s knowledge, has not employed or engaged in the last three (3) years any person who has been convicted of fraud, bribery or any related crime, or debarred under § 306 of the FDCA, disqualified as a clinical investigator under 21 CFR §§ 312.70 or 812.119, or excluded from federally-funded healthcare programs under § 1128 of the Social Security Act.
Section 4.14Intellectual Property.
(a)The Company owns, has validly licensed or has the right to use, all Company Intellectual Property owned or used by the Company, free and clear of all Liens (other than Permitted Liens).
(b)Section 4.14(b) of the Disclosure Schedule contains a correct, current and complete list of all registered domestic and foreign Patents, Patent Applications, registered Trademarks and registered Copyrights and applications and registrations thereof, domain names and any other registrations of or applications to register Intellectual Property owned by or registered in the name of the Company (“Company Registered IP”).
(c)All the Company Registered IP, as registered, filed, issued or applied for, has been duly and validly registered in, filed in or (except with respect to applications) issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of such items of Intellectual Property, in the various jurisdictions (national, state, provincial, prefectural, local and other) indicated on Section 4.14(b) of the Disclosure Schedule, and except as set forth in such schedule, each such registration, filing and/or issuance (i) has not been abandoned or cancelled, (ii) remains in full force and effect, and (iii) is not currently involved in any re-examination, reissue, interference, opposition or cancellation proceeding (nor have any been threatened in writing). Other than Company Intellectual Property co-owned with VCU, the Company has the exclusive right to file, prosecute and maintain all Patent Applications and registrations with respect to the Company Registered IP as owned by the Company. All registration, maintenance and renewal fees necessary to maintain and keep in full force and effect the Company Registered IP have been paid, and all documents, recordations and certificates necessary to maintain and keep in full force and effect the Company Registered IP have been filed with the relevant Governmental Entity, in each case prior to the expiration of any applicable grace period. Each assignment of any Company Registered IP to the Company has been duly executed and, to the extent necessary to vest ownership in the Company or the applicable Subsidiary, has been recorded with the applicable Governmental Entity. Each item of the Company Intellectual Property owned by or exclusively licensed to the Company is valid and enforceable. In the last three (3) years, none of the Company Intellectual Property owned by the Company has ever been found invalid or unenforceable in any administrative, arbitration, judicial or other proceeding. In the last three (3) years, the Company has not received any notice or information alleging that any Intellectual Property owned by the Company is invalid or unenforceable.
(d)The Company is not subject to, or otherwise obligated to pay, any royalty, license fee, milestone payment, or other revenue share payment obligation to any Person with respect to the ownership or use of any Company Intellectual Property owned or used by the Company.
(e)The conduct of the Company’s businesses as currently and formerly conducted in the last three (3) years, including the design, development, use, importation,

branding, marketing, promotion, sale, distribution, licensing and provision of the Products, processes and services of the Company, has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property or other rights of any Person. To the knowledge of the Company, none of the Company Intellectual Property owned by or licensed to the Company is being, or has been in the last three (3) years, infringed, misappropriated, diluted or otherwise violated by any third party. There are no Legal Proceedings settled, pending or, to the knowledge of the Company, threatened (including in the form of offers or invitations to obtain a license) (i) alleging any infringement, misappropriation, dilution or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, inventorship or ownership of any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or other violation by any Person of the Company Intellectual Property, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Legal Proceeding. The Company is not subject to any outstanding or prospective order, decree or ruling issued by a court or other Governmental Entity that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.
(f)Each employee, officer, consultant or other Person who materially participated in the conception, reduction to practice, development, invention, discovery or design of any Company Intellectual Property owned by the Company has executed and is bound by an agreement under which such Person has assigned such Company Intellectual Property to the Company pursuant to an irrevocable assignment of his, her or its entire right, title and interest in and to such Company Intellectual Property, and has agreed to maintain confidentiality with respect to the same (a “Personnel Agreement”). The Company has provided a copy of each such Personnel Agreement to Buyer. To the knowledge of the Company, no such employee, officer, consultant or other Person has used any facilities or received any remuneration from any academic or research institution or Governmental Entity in connection with such Person’s services to the Company in a manner that would result in such academic or research institution or Governmental Entity having any ownership interest in any Company-Owned Intellectual Property. No current or former employee, officer, consultant or other Person has made, or to the knowledge of the Company has any basis to make, any claim of ownership of, or any right to receive any royalty or other payment in respect of, any Company Intellectual Property owned by the Company. Other than the Intellectual Property co-owned with VCU, none of the Company Intellectual Property owned by the Company has been developed jointly with any other Person that has retained any right, title or interest in the developed subject matter.
(g)The Company has taken commercially reasonable steps to maintain and enforce the Company-Owned Intellectual Property and to protect the secrecy and confidentiality of any confidential Company Intellectual Property owned by the Company. No confidential Company Intellectual Property owned by the Company has been divulged by the Company or authorized by the Company to be divulged to any Person other than the Company or any person to whom the Company has granted the right to use such information under a non-disclosure agreement, confidentiality agreement or other agreement that imposes a confidentiality obligation on the recipient.
(h)The Company Intellectual Property, taken as a whole, constitutes all of the Intellectual Property that is necessary for the conduct of the business of the Company in all material respects as currently conducted.

(i)The Company does not own, and has not developed or had developed on its behalf, any proprietary Software, and no Software is embodied in, or used in the operation, design, development, production, distribution, testing, provision, maintenance or support of, any Product other than Software licensed to the Company pursuant to non-exclusive licenses of off-the-shelf commercial software programs or software-as-a-service agreements. The Company is, and has been, in compliance with the terms of each license or other Contract pursuant to which any such Software is licensed or made available to the Company.
(j)With respect to the Pipeline Products, (a) the Company is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property embodied in, used in or held for use in the research, design or development of any Pipeline Product, in each case free and clear of all Liens (other than Permitted Liens), and (b) no Person other than the Company owns, or holds any right, title, interest, license, option, right of first refusal or other claim in or to any such Intellectual Property, and no Pipeline Product has been developed jointly with, or using any funding, facilities, resources or personnel of, any other Person. For the avoidance of doubt, no representation is made as to whether such Intellectual Property is sufficient to complete the development and commercialization of any such Pipeline Products.
(k)None of the Pipeline Products, and none of the Intellectual Property embodied in, used in or held for use in the research, design or development of any Pipeline Product, has been sold, assigned, transferred, conveyed, licensed, abandoned or otherwise disposed of by the Company to any Person, including to SpinCo or any other Person in connection with the Spin-Out or pursuant to any Spin-Out Documentation. No Pipeline Product is included in, or constitutes an asset of, the Electronics Business, and, upon consummation of the Spin-Out, the Company will continue to own each Pipeline Product and all such Intellectual Property.
(l)The Company has not used any Generative AI Tools in a manner that has or that could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any material Company Intellectual Property or any content or other output created by such Generative AI Tools that the Company intended to maintain as proprietary.
(m)Section 4.14(m) of the Disclosure Schedule lists, as of the date of this Agreement, all licenses or Contracts to which the Company is a party or by which the Company is bound pursuant to which any Intellectual Property that is material to the Company’s business is licensed to the Company (other than (i) non-exclusive licenses of off-the-shelf commercial software programs or software-as-a-service agreements, (ii) non-disclosure agreements entered into in the ordinary course of business, and (iii) licenses of Intellectual Property that are contained in a Standard Form Agreement without material deviation from the Intellectual Property provisions set forth therein) (collectively, the “Inbound Licenses”).
(n)Section 4.14(n) of the Disclosure Schedule lists, as of the date of this Agreement, each license or Contract to which the Company is a party or by which the Company is bound pursuant to which the Company has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property owned by the Company (other than (i) non-disclosure agreements entered into in the ordinary course of business, (ii) non-exclusive licenses to provide the Products to customers of the Company entered into in the ordinary course of business and (iii) access or licenses to Company

Intellectual Property granted to employees, consultants and independent contractors of the Company pursuant to Personnel Agreements) (collectively, the “Outbound Licenses”).
(o)The Company has made available to Buyer a correct and complete copy of each standard form of Contract used by the Company at any time in the last three (3) years in connection with its business, including (as applicable) each of its unmodified standard forms of: (i) employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (iii) confidentiality or non-disclosure agreement; and (iv) customer contract providing for non-exclusive use of or access to the Products (collectively, the “Standard Form Agreements”).
(p)The Company has the exclusive right to bring, and to control, actions and proceedings for infringement, misappropriation, dilution or other violation of the Company Intellectual Property owned by the Company. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property that is or was owned by the Company, or (ii) permitted any such Company Intellectual Property to lapse or enter into the public domain where such Company Intellectual Property is still being used by the Company or is otherwise material to the business of the Company or has reached its maximum statutory term (if applicable). The Company is not bound by, and no Company Intellectual Property owned by the Company is subject to, any Contract that limits or restricts the ability of the Company (or Buyer or the Surviving Company following the Closing) to use, exploit, assert or enforce any such Company Intellectual Property anywhere in the world.
(q)Except as set forth in Section 4.14(q) of the Disclosure Schedule, no funding, facilities, resources or personnel of any Governmental Entity or any university, college, research institution or other educational institution were used, in whole or in part, to develop, create, conceive or reduce to practice any Company Intellectual Property owned by the Company, and no Governmental Entity or any such institution has any right, title, interest, claim or license in or to any such Company Intellectual Property.
(r)All Company Intellectual Property owned by the Company is, and immediately following the Closing will be, fully transferable, alienable and licensable by the Company (or Buyer or the Surviving Company, as applicable) without restriction and without payment of any kind to any Person. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in: (i) a loss of, or Lien (other than a Permitted Lien) on, any Company-Owned Intellectual Property, (ii) an obligation of the Company or Buyer to grant any discount or be bound by any “most favored pricing” or similar terms; (iii) the release, disclosure or delivery of any Company Intellectual Property to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any Person of any license or other right or interest under, or with respect to, any Company Intellectual Property.
(s)The Company is not and has not been a member, promoter or contributor of or to any standards-setting organization or similar body that requires or obligates the Company to grant or offer to any Person any license or right to, or to refrain from asserting or enforcing, any Company Intellectual Property owned by the Company.
(t)The computer hardware, servers, networks, platforms, peripherals, data communication lines, Software, information technology equipment and related systems that are owned, licensed, used or otherwise made available to the Company (collectively, “Company Systems”) are reasonably sufficient for the immediate needs of the businesses of the Company as currently conducted. The Company Systems are in good working condition to the extent necessary to operate the business of the Company as currently conducted. The Company has implemented and maintains commercially reasonable disaster recovery, business continuity, backup and data recovery plans, procedures and facilities, and has implemented and maintains commercially reasonable administrative, technical and physical safeguards designed to protect the Company Systems and all confidential and personal information stored, processed or transmitted thereon or therewith by or on behalf of the Company against unauthorized access, use, alteration, disclosure or loss and to prevent security incidents. To the Company’s knowledge, in the last three (3) years, there has been no unauthorized access to, use of, intrusion into or breach of the security of any Company Systems, and no failure, breakdown, performance reduction, disruption, defect, error, malicious code or other adverse event has occurred with respect to any Company Systems, in each case, that has caused, or would reasonably be expected to cause, material liability to the Company. To the Company’s knowledge, the Company Systems do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “malware” or “worm” (as such terms are commonly understood in the software industry) that would materially and adversely affect the Company’s use thereof.
Section 4.15Tax Matters. Except as set forth in Section 4.15 of the Disclosure Schedule:
(a)Each of the Company and SpinCo (i) has timely filed (taking into account applicable extensions) with the appropriate Governmental Entity, in the manner prescribed by applicable Law, all income and other material Tax Returns required to be filed by it in all jurisdictions in which such Tax Returns were required to be filed, and (ii) has timely paid all income and other material Taxes due and payable by it, whether or not shown or required to be shown on any such Tax Return. All such Tax Returns are true, correct and complete in all material respects.
(b)Each of the Company and SpinCo has made sufficient provision on the Company Financial Statements for all accrued Taxes not due as of the date of the Most Recent Balance Sheet Date (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income). Since the Most Recent Balance Sheet Date, each of the Company and SpinCo has incurred Taxes only in the ordinary course of business consistent with past practices.
(c)Buyer has received, or each of the Company and SpinCo has made available to Buyer, correct and complete copies of (i) all income and other material Tax Returns of, or including, each of the Company and SpinCo for all Tax periods for which the statute of limitations has not expired and (ii) any Tax audit report, examination reports, statements of deficiencies or other similar correspondence relating to any Tax Proceedings filed by, issued to or with respect to the Company or SpinCo by a Governmental Entity.
(d)Each of the Company and SpinCo has withheld and timely paid over to the appropriate Governmental Entities all income and other material Taxes required to have been withheld and paid over by it and has complied in all respects with the rules and regulations relating to the withholding or remittance of Taxes. Each of the Company and SpinCo has timely collected all sales, use, goods and services, harmonized sales, value added and similar

Taxes required to be collected by it, and each of the Company and SpinCo has timely remitted all such Taxes to the appropriate Governmental Entities.
(e)Each of the Company and SpinCo has not requested any extension of time within which to file any Tax Return (except for validly obtained extensions in the ordinary course), which Tax Return has not since been filed. Each of the Company and SpinCo is not currently the beneficiary of any extension of time within which to file any Tax Return (except for validly obtained extensions in the ordinary course). There are no waivers, extensions or comparable consents that have been given by each of the Company and SpinCo regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company and SpinCo, including with respect to any claim for a Tax refund or abatement, which waivers, extensions or comparable consents are still in effect.
(f)There are no Tax Proceedings involving each of the Company and SpinCo that are currently pending or threatened in writing, and each of the Company and SpinCo has not received a written notice of any Tax Proceedings. There are no Liens on any assets of each of the Company and SpinCo with respect to Taxes, other than Permitted Liens. No written claim, which has not been resolved, has been made by any Governmental Entity in a jurisdiction where the Company or SpinCo has not filed a Tax Return, that each of the Company and SpinCo is, may be, or has ever been subject to Tax by such jurisdiction.
(g)Each of the Company and SpinCo (i) is not nor ever has been a member of any consolidated, combined, affiliated or unitary group of corporations within the meaning of Section 1504 of the Code for any Tax purposes (other than a group the common parent of which was the Company) or (ii) does not have any current or potential liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of U.S. state, local or non-U.S. Law or as a transferee or successor, by Contract or otherwise. Each of the Company and SpinCo is not a party to any Tax sharing, Tax allocation, Tax indemnity or any similar agreements, arrangements or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Entity) that remain in effect (other than any such agreement that is a commercial agreement entered into in the ordinary course of business not primarily relating to Taxes).
(h)Each of the Company and SpinCo has not been either a “distributing corporation” or a “controlled corporation” in a distribution (i) in which the parties to such distribution purported or intended the distribution as one to which Section 355, or such portion of Section 356 of the Code as relates to Section 355, or Section 361 of the Code is applicable occurring during the last five (5) years, or (ii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i)No closing agreement pursuant to Section 7121 of the Code (or any similar provision of U.S. state, local or non-U.S. Law) has been entered into by or with respect to each of the Company and SpinCo.
(j)No interest in each of the Company and SpinCo constitutes a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.
(k)Each of the Company and SpinCo has not granted any Person any power of attorney that is currently in force with respect to any Tax matter.

(l)Each of the Company and SpinCo has not participated in any “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under a similar or comparable provision of applicable U.S. state, local or non-U.S. Tax Law or has engaged in any transaction that could reasonably be expected to require the filing of an IRS Schedule UTP.
(m)Each of the Company and SpinCo does not own any interest in an entity, nor is it a party to any contractual arrangement or joint venture or other arrangement, which is or could be characterized as a partnership for U.S. federal income Tax purposes.
(n)Each of the Company and SpinCo has not participated in an international boycott, as defined in Section 999 of the Code. Each of the Company and SpinCo does not have a permanent establishment outside of the United States. If each of the Company and SpinCo is required to be registered for value added Tax, or any similar Tax on consumption in any jurisdiction, it is so registered in each such applicable jurisdiction and has complied with all statutory provisions, rules, regulations, orders and directions, maintains full and accurate records, and has not been subject to any interest, forfeiture, surcharge or penalty, and has not been a member of a group, or consolidated with any other company, for purposes of value added tax or any similar consumption Tax.
(o)Each of the Company and SpinCo is not and has never been a party to a transaction or Contract that is in conflict with or violation of the Tax rules on transfer pricing in any relevant jurisdiction. All related party transactions involving the Company or SpinCo are at arm’s-length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of U.S. federal, state, local and non-U.S. Law. Each of the Company and SpinCo is not a party to any cost sharing agreement or similar arrangement that is not a “qualified cost sharing arrangement” within the meaning of Treasury Regulations Section 1.482-7. Each of the Company and SpinCo has maintained, and made available to Buyer, any documentation (including any applicable transfer pricing studies) required in connection with any related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any similar or analogous provision of any other U.S. federal, state, local and non-U.S. Tax Law.
(p)Each of the Company and SpinCo has never been or owned (i) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, or (ii) a “passive foreign investment company” within the meaning of Section 1297(a) of the Code. Each of the Company and SpinCo is not a party to any gain recognition agreement under Section 367 of the Code. Each of the Company and SpinCo has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.
(q)At all times since its incorporation and until the date hereof, each of the Company and SpinCo has been a C corporation for U.S. federal income tax purposes. Each of the Company and SpinCo has never been a “personal holding company” within the meaning of Section 542 of the Code.
(r)Each of the Company and SpinCo will not be required to include any item of income in, or exclude any Tax credit or item of deduction from, the calculation of its Taxable income or Tax liabilities for any Taxable period (or any portion thereof) ending after the Closing Date, including as a result of: (i) any change in, or improper use of, any method of accounting of the Company or SpinCo for a Pre-Closing Tax Period or as a result of the transactions contemplated by this Agreement; (ii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law) with respect to each of the Company and SpinCo; (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax Law) executed with respect to each of the Company and SpinCo on or prior to the Closing Date; (iv) any installment sale or other open transaction disposition made by the Company or SpinCo on or prior to the Closing Date; (v) any prepaid amount received, advance payment, or deferred revenue accrued by each of the Company and SpinCo on or prior to the Closing Date; (vi) any transaction undertaken outside the ordinary course of business that has the effect of deferring income, accelerating deductions or otherwise shifting the basis of taxation from one period to another; (vii) any debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code; or (viii) the application of Sections 951, 951A, 951B, 956, or 965 of the Code.
(s)No property owned by each of the Company and SpinCo is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iii) “limited use property” within the meaning of Rev. Proc. 76-30 or 2001-28; (iv) subject to Section 168(g)(1)(A) of the Code; or (v) subject to any provision of Tax Law comparable to any of the provisions listed above. Each of the Company and SpinCo has (A) filed or caused to be filed with the appropriate Governmental Entity all unclaimed property reports required to be filed and have remitted to the appropriate Governmental Entity all unclaimed property required to be remitted and (B) delivered or paid all unclaimed property to its original or proper recipient.
(t)There are no outstanding rulings of, or requests for rulings by, any Governmental Entity relating to Taxes and addressed to or in respect of each of the Company and SpinCo.
(u)Each of the Company and SpinCo has provided or made available to Buyer all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-United States government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.
(v)Each of the Company and SpinCo is and has always been an accrual method taxpayer. The taxable year of each of the Company and SpinCo is the calendar year ending December 31.
(w)Each of the Company and SpinCo did not receive a loan or other financial assistance under the CARES Act. The Company received financial assistance under the Paycheck Protection Program and Health Care Enhancement Act (P.L. 116-139) and complied with all applicable conditions in all material respects.
(x)The Company has no Tax liability or other obligation with respect to SpinCo as of the Closing Date.
Section 4.16Labor Relations; Employees.

(a)Section 4.16(a) of the Disclosure Schedule contains a list of all employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) visa status; (vii) a description of the fringe benefits provided to each such individual as of the date hereof; (viii) exempt or non-exempt classification; and (ix) work location.
(b)Except as set forth in Section 4.16(b) of the Disclosure Schedule, (i) for the past three (3) years, the Company has been in compliance in all material respects with all applicable Laws respecting employment and labor, including all Laws relating to employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, pay equity, employee classification, independent contractor classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, whistleblowing, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance, (ii) there are no material Legal Proceedings against the Company or its Subsidiary pending, or to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or its Subsidiary, (iii) there is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting or, to the knowledge of the Company, threatened against the Company or its Subsidiary, (iv) neither the Company nor its Subsidiary is a party to or bound by any collective bargaining or similar agreement, (v) to the knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company or its Subsidiary pending or threatened, (vi) for the past three (3) years, neither the Company nor its Subsidiary has engaged in any material unfair labor practice within the meaning of the National Labor Relations Act, and neither the Company nor its Subsidiary has received any charge, complaint, notice or other correspondence from the National Labor Relations Board or any other labor relations tribunal or authority, (vii) for the past three (3) years, the Company timely paid in full to all current and former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and owing to such Persons; and (viii) to the knowledge of the Company, no current or former employee or independent contractor of the Company or its Subsidiary is in any material respect in violation of any term of any nondisclosure agreement or obligation, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation owed to the Company or its Subsidiary, or owed to any third party with respect to such individual’s right to be employed or engaged by the Company.
(c)No Key Employee has given or received notice terminating his or her employment, or, to the Company’s knowledge, has otherwise indicated any present intention to terminate his or her employment as a result of the transactions contemplated by this Agreement.
(d)Section 4.16(d) of the Disclosure Schedule contains a true and complete list of each pension, retirement, compensation, employment, individual consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to or required to be contributed to by the Company or a Subsidiary for the benefit of any current or former employee, officer, director, retiree, individual independent contractor or individual consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any liability, including by reason of being an ERISA Affiliate (each such agreement, plan, policy, program or arrangement (other than any agreement, plan, policy, program or arrangement sponsored or maintained by any Governmental Entity) being hereinafter referred to in this Agreement individually as a “Plan”).
(e)With respect to each Plan, the Company has provided or made available true, complete and correct copies of, as applicable: (i) the current plan document and trust documents with all amendments thereto (or for each Plan that is not written, a description of the material terms thereof); (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent determination or opinion letter received from the IRS; (iv) the three (3) most recent annual reports (Form 5500-series, with all applicable schedules and attachments); (v) all current related insurance Contracts or other funding arrangements and administrative services agreements; and (vi) all material notices or correspondence from or with any Governmental Entity in the last three (3) years.
(f)Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS that remains in effect on the date hereof. To the Company’s knowledge, no event has occurred since such favorable determination letter was issued that could reasonably be expected to cause the loss of the tax-qualified status of such Plan.
(g)All contributions, distributions, reimbursements and payments due with respect to any Plan that is subject to Title I of ERISA have been made as required under ERISA or have been accrued on the Company Financial Statements, in accordance with GAAP (except as indicated in the notes thereto).
(h)Except as set forth in Section 4.16(h) of the Disclosure Schedule, no Plan is subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA.
(i)No Plan constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and, with respect to the Company, neither the Company nor any of its ERISA Affiliates has, in the last six (6) years, contributed to or otherwise had any obligation or liability in connection with any multiemployer plan (within the meaning of Section 3(37) of ERISA).
(j)The Company has not engaged in a non-exempt “prohibited transaction” with respect to any Plan (within the meaning of Section 4975 of the Code or Section 406 of ERISA).
(k)Each Plan has been established, maintained, funded and operated in accordance with its terms and applicable Laws in all material respects.

(l)Other than routine claims for benefits, there are no actions, claims, lawsuits or arbitrations pending or, to the knowledge of the Company, threatened in writing with respect to any Plan. There are no audits, examinations, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Plan, and neither the Company nor its Subsidiary is subject to any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
(m)The requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder (“COBRA”) have been met with respect to each Plan subject to COBRA.
(n)The Company does not maintain, contribute to or have an obligation to contribute to any Plan providing health or life insurance or other welfare-type benefits for retired or terminated directors, officers or employees (or their beneficiaries) other than in accordance with COBRA or applicable Law.
(o)Each individual who is classified by the Company or a Subsidiary as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Plan.
(p)Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, individual independent contractor or individual consultant of the Company or any Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Plan.
(q)Each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated and maintained in material documentary and operational compliance with Section 409A of the Code and all applicable guidance issued thereunder. Neither the Company nor its Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Tax, interest or penalty incurred under Section 409A or Section 4999 of the Code.
(r)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in any payment or benefit to any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that constitutes, individually or in the aggregate, an “excess parachute payment” within the meaning of Section 280G of the Code.
(s)Section 4.16(s) of the Disclosure Schedule lists, as of the date hereof, (i) all current independent contractors, consultants and advisors to the Company; (ii) the location at which such independent contractors, consultants and advisors are providing services; (iii) the dates of engagement, and the notice or termination provisions applicable to the individual; (iv) the amounts paid to such independent contractors, consultants and advisors from January 1, 2026 through July 31, 2026 and in calendar year 2025; and (v) description of the independent contractor’s services. Except as set forth in Section 4.16(s) of the Disclosure Schedule, all independent contractors, consultants and advisors to the Company or its Subsidiary can be terminated immediately and without notice or liability on the part of the Company or its Subsidiary.
(t)Each individual who performs or, since January 1, 2024, has performed services for the Company or its Subsidiary has been properly classified (i) as an employee or an independent contractor, and (ii) if an employee, as exempt or non-exempt from overtime requirements, in each case in accordance with applicable Laws. Neither the Company nor its Subsidiary has any liability with respect to any misclassification of (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee as exempt from overtime wages under applicable Law.
(u)Since January 1, 2024, no allegations of sexual harassment or sexual misconduct while employed by, or providing services to, the Company have been made, or to the knowledge of the Company, threatened or anticipated, against any current or former employee, officer or director of the Company. Since January 1, 2024, the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former employee, officer or director of the Company.
(v)Since January 1, 2024, neither the Company nor its Subsidiary has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act or any similar state or local Law (collectively, the “WARN Act”), or incurred any liability or obligation under the WARN Act that remains unsatisfied. No layoff, furlough, reduction in force, facility closure or material reduction in hours or compensation affecting employees of the Company or its Subsidiary has occurred within the ninety (90) days prior to the date hereof, or is currently contemplated, planned or announced, that individually or in the aggregate would reasonably be expected to trigger any notice or other obligation under the WARN Act.
Section 4.17Interested Party Transactions. No Interested Party has or has had, directly or indirectly, (a) any ownership or other interest in, or is a director, officer or employee of, any entity which is a party to a Material Contract, (b) any interest in any entity that furnishes or sells any services, products or technology that the Company furnishes or sells or proposes to furnish or sell, (c) any interest in any entity that purchases from, or sells or furnishes to, the Company any goods or services, or (d) any interest in, or is a party to, any Contract to which the Company is a party, in each case excluding Contracts that are (i) Plans, employment agreements, advisory agreements or similar arrangements or (ii) agreements between the Company, on the one hand, and its stockholders, RSU Holders, Warrantholders or holders of Convertible Notes, on the other hand, relating solely to their ownership of Shares, Warrants or Convertible Notes, as applicable; provided, that the ownership of no more than one percent (1%) of the outstanding voting securities of a publicly traded entity shall not be deemed to be an interest in any entity for purposes of this Section 4.17. All transactions between the Company, on the one hand, and any Interested Party, on the other hand, have been conducted on an arm’s-length basis on terms no less favorable to the Company than would be available from an unaffiliated third party.
Section 4.18Brokers. No agent, broker, investment banker, person or firm acting on behalf of the Company or its Subsidiary or under the authority of the Company or its Subsidiary is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
Section 4.19Insurance. Section 4.19 of the Disclosure Schedule contains a list of all insurance policies (other than policies relating to Plans) maintained with respect to the business of the Company, all of which are in full force and effect in accordance with their terms and shall remain in full force and effect following the Closing. Except as set forth in Section 4.19 of the Disclosure Schedule, to the Company’s knowledge, the Company is not in material default with respect to its obligations under any insurance policy maintained by it. The Company has not received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied in all material respects with each such insurance policy and all premiums due on such insurance policies have either been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each insurance policy. The Company has not, in any material respect, been denied insurance or suffered the cancellation of any insurance in the three (3) years preceding the date of this Agreement. There is no material claim pending by the Company under any insurance policy listed in Section 4.19 of the Disclosure Schedule as to which coverage has been questioned, denied or disputed by the underwriters of such policy. The insurance policies listed in Section 4.19 of the Disclosure Schedule are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 4.20Powers of Attorney. There are no powers of attorney executed by or on behalf of the Company and there is no other authority (express or implied) outstanding by which any Person, other than by virtue of such Person’s current position as an officer or employee of the Company, may enter into any contract or commitment on behalf of the Company.
Section 4.21Government Restrictions on Business Activities. There is no order, writ, judgment, injunction, decree or stipulation of any Governmental Entity binding upon the Company that would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company (including the ability of the Company to develop, manufacture, market, license, use, distribute, sell and exploit the Products), acquisition of property by the Company, or the conduct of business by the Company as presently conducted or as proposed to be conducted.
Section 4.22Privacy and Security.
(a)Section 4.22(a) of the Disclosure Schedule sets forth a complete list of each of the Company’s written policies and procedures relating to Privacy Matters (collectively, the “Company Privacy Policies”). The Company has delivered or made available to Buyer true, correct and complete copies of all Company Privacy Policies.
(b)The Company has complied in all material respects with (i) all applicable Laws and any order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Entity relating to Privacy Matters, and state privacy and security laws and regulations, in each case, to the extent applicable to the business of the Company as currently conducted, and (ii) all requirements of all Business Associate Agreements (as defined under HIPAA) entered into by the Company (collectively, the “Privacy Commitments”). The Company has required and does require all third parties to which it provides Personally Identifiable Information or access thereto to use commercially reasonable efforts to maintain the privacy and security of such Personally Identifiable Information, including by contractually obligating such third parties to use commercially reasonable efforts to protect such Personally Identifiable Information from unauthorized use, access by or disclosure to any unauthorized Persons.
(c)The Company has not received any written notices, complaints, claims, requests or inquiries from any Person (including any Governmental Entity, Covered Entity under HIPAA (as defined therein), or data protection authority) regarding the Company’s collection, use, security, disclosure or other processing of Personally Identifiable Information or compliance with any Privacy Commitments, including any notice from the Department of Health and Human Services or any state attorney general regarding compliance with HIPAA or any state privacy or breach notification Law. The Company has not experienced any security incident, breach or unauthorized access, use, disclosure, alteration or loss of Personally Identifiable Information or other confidential information in its custody or control (or in the custody or control of third parties acting on its behalf), and no such incident has required notification to any Person or Governmental Entity. The Company has not been the subject of, and to the Company’s knowledge is not threatened with, any audit, investigation or Legal Proceeding of any Governmental Entity or private party alleging any violation of any Privacy Commitment or the Company Privacy Policies. The transactions contemplated by this Agreement, including the transfer of Personally Identifiable Information to Buyer or the Surviving Company at Closing, will not result in any breach or violation of any Privacy Commitment, Company Privacy Policy or applicable Law.
(d)The Company has used commercially reasonable efforts to maintain systems and procedures reasonably intended to respond to complaints received alleging violation of any Privacy Commitments, including any Person’s rights in Personally Identifiable Information in the possession or under the control of the Company, and the Company has complied in all material respects with such systems and procedures.
(e)No Legal Proceeding has been asserted or, to the knowledge of the Company, been threatened against the Company by any Person alleging a violation of any Privacy Commitment, nor, to the knowledge of the Company, has any investigation of such violation been commenced by any Governmental Entity.
(f)The Company is not, and has never been, a Covered Entity (as defined under HIPAA).
Section 4.23Disclosure Statement. When mailed to the Stockholders pursuant to Section 6.3, the Disclosure Statement will not contain any statement that is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; provided, that no representation or warranty is made herein by the Company with respect to any information furnished in writing by Buyer or Merger Sub for inclusion in the Disclosure Statement.
Section 4.24VCU License. The VCU License (a) is in full force and effect and constitutes a valid and binding obligation of the Company and, to the Company’s knowledge,

of VCU, enforceable in accordance with its terms, (b) has not been amended, modified or terminated (except as reflected in the copy made available to Buyer), and (c) is not the subject of any dispute, breach or default (or event that, with notice or lapse of time or both, would constitute a breach or default) by the Company or, to the Company’s knowledge, by VCU. No royalties, milestone payments or other amounts under the VCU License are past due and have not been paid by the Company in accordance with the terms of the VCU License, and the Company has not received any written notice from VCU asserting any breach or default of, or any right to terminate, the VCU License. The transactions contemplated by this Agreement will not result in any modification of, or right of termination or acceleration under, the VCU License, other than triggering VCU’s consent right thereunder. The Company has provided Buyer with a true, correct and complete copy of the VCU License, and all amendments and modifications thereto.
Section 4.25Electronics Business; Spin-Out. The Company has delivered to Buyer the Spin-Out Documentation. Upon consummation of the Spin-Out in accordance with the Spin-Out Documentation, (a) the Electronics Business (including all related assets, liabilities, employees, contracts, intellectual property and government grants dedicated solely thereto) and the Company’s Subsidiary will be separated from the Company and (b) the Company will not retain any assets or liabilities of, or arising from, the Electronics Business, other than liabilities allocated to the Company under the Spin-Out Documentation (which liabilities are set forth in Section 4.25 of the Disclosure Schedule). There is no overlap between the Electronics Business, on the one hand, and the businesses, products, technologies, intellectual property, personnel or customers of the Company (excluding the Electronics Business), on the other hand. All government grants funding the Electronics Business have been complied with in all material respects, and, following the Spin-Out, the Company will not have any liability or obligation with respect to any such government grant.
Section 4.26Convertible Notes. Section 4.26 of the Disclosure Schedule sets forth a true, correct and complete list of all Convertible Notes outstanding as of the date hereof, including the holder, principal amount, accrued interest, issuance date, maturity date, valuation cap, discount rate, conversion mechanics and any other material economic terms. All Convertible Notes are convertible into Shares in accordance with their terms, and no Convertible Note contains any provision (including any change of control or acceleration provision) that would prevent or delay the conversion of such Convertible Note into Shares at or prior to the Closing. Upon consummation of the conversion of all Convertible Notes at or prior to the Closing, no convertible indebtedness of the Company will remain outstanding.
Section 4.27Anti-Corruption. Neither the Company nor its Subsidiary, nor any of their respective directors, officers, managers, employees or, to the Company’s knowledge, Affiliates, agents, representatives or other Persons acting on their behalf, has, directly or indirectly, offered, promised, made, authorized, solicited or accepted any contribution, gift, entertainment, bribe, rebate, kickback, payoff, influence payment or other unlawful payment, in each case in violation of the FCPA or any other applicable anti-bribery or anti-corruption Law, whether to or from any Person, including any “foreign official” (as defined in the FCPA), foreign political party or party official, candidate for foreign political office or any Person acting in an official capacity for or on behalf of any Governmental Entity, to obtain or retain business, to secure an improper advantage, or to improperly influence or induce any act or decision. Neither the Company nor its Subsidiary has established or maintained any fund or asset that has not been recorded in its books and records. The Company and its Subsidiary maintain, and have maintained, internal controls (including accounting, purchasing and billing systems) and written policies and procedures reasonably designed to promote and ensure compliance with the FCPA and other applicable anti-corruption Laws and to ensure that their books and records accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor its Subsidiary, nor any of their respective directors, officers or employees, is or has been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any anti-corruption or anti-bribery Law.
Section 4.28Export Controls and Sanctions. The Company is, and has been, in compliance in all material respects with all applicable Laws relating to export controls (including the Export Administration Regulations, the International Traffic in Arms Regulations and applicable customs Laws) and economic or trade sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any other applicable sanctions authority (collectively, “Sanctions Laws”), in each case to the extent applicable. The Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (a) the export, import and re-export of its products, services, Software and technologies and (b) any release of technology or Software to foreign nationals, whether located in the United States or abroad (collectively, “Export Approvals”), and is in compliance in all material respects with the terms of all applicable Export Approvals. There are no pending or, to the Company’s knowledge, threatened claims, and no facts, conditions or circumstances that would reasonably be expected to give rise to any future claims against the Company with respect to any Export Approvals or any Sanctions Laws. Neither the Company nor any of its directors, officers, employees, or, to the Company’s knowledge, any agents or other Persons acting on its behalf, is (or is owned or controlled by any Person that is) currently the subject of any Sanctions Laws or listed on any restricted-party list, and none of the Company’s operations, products, technologies or services have been provided to, from or on behalf of any such sanctioned Person or in violation of any Sanctions Laws. Neither the Company nor any of its directors, officers or employees is or has been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action relating to export control or Sanctions Laws.
Section 4.29Vendors and Customers.
(a)Section 4.29(a) of the Disclosure Schedule sets forth a correct and complete list of: (i) the top ten (10) vendors and suppliers to the Company (the “Top Vendors”), measured by the dollar amount paid to such vendors and suppliers, for each of (A) the fiscal year ended December 31, 2025 and (B) the seven (7) month period ended July 31, 2026, together with the dollar amount paid to each such Top Vendor during each such period, and (ii) the top ten (10) customers of the Company (the “Top Customers”), measured by the dollar amount of revenue recognized from such customers, for each of (A) the fiscal year ended December 31, 2025 and (B) the seven (7) month period ended July 31, 2026,together with the dollar amount of revenue recognized from each such Top Customer during each such period.
(b)The Company has not received any notice, letter, complaint or other communication (written or oral) from any vendor or customer to the effect that it (i) has materially changed, modified, amended or reduced or intends to change, modify, amend or reduce, its business relationship with the Company in a manner that is, or is reasonably likely to be, adverse to the Company, (ii) shall fail to perform, or is reasonably likely to fail to perform, its material obligations under any Contract with the Company in any manner that is, or is reasonably likely to be, adverse to the Company, or (iii) intends to terminate or not renew any Contract with the Company.
Section 4.30EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVES OF ANY OF THE FOREGOING OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), (a) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS ARTICLE IV ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE (WHICH ARE BEING MADE ONLY BY THE COMPANY), NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY, ARE HEREBY EXPRESSLY DISCLAIMED, IT BEING UNDERSTOOD THAT BUYER AND MERGER SUB, IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT, THE ANCILLARY AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, HAVE HAD AN OPPORTUNITY TO COMPLETE THEIR OWN INVESTIGATION AND ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN THIS ARTICLE IV.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the Closing Date, as follows:
Section 5.1Organization; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and

Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.2Authority; Approvals. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate powers and have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub (other than the filing of a Certificate of Merger pursuant to the GBCC). This Agreement has been duly executed and delivered by each of Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.
Section 5.3Conflicts; Consents. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not (a) conflict with or result in a breach of the certificates of incorporation, bylaws or other organizational documents of Buyer or Merger Sub, (b) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound, or (c) violate any Laws applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (b) or (c) above, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay the consummation of the Merger. Except for (i) any filings as may be required under the GBCC in connection with the Merger, and (ii) such consents, approvals, notifications, registrations or filings that the failure to obtain, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect or prevent or materially delay the consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.
Section 5.4Brokers. No agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.
Section 5.5Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Buyer or Merger Sub, threatened in writing by or before any court or other Governmental Entity against Buyer or Merger Sub that bring into question the validity of this Agreement or would reasonably be expected to have a Buyer Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby.
Section 5.6No Financing Condition. The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement, including payment of the Aggregate Merger Consideration, are not subject to, or contingent upon, any financing condition or the receipt or availability of any financing.
Section 5.7No Other Representations. Each of Buyer and Merger Sub hereby acknowledges and agrees that, other than the representations and warranties of the Company specifically contained in ARTICLE IV, there are no representations or warranties of the Company or any other Person either expressed or implied with respect to the Company, its Subsidiary or the transactions contemplated hereby, individually or collectively (other than any representations and warranties that may be contained in any agreement or instrument delivered in connection with the Merger or the other transactions contemplated hereby).
ARTICLE VI
CERTAIN COVENANTS
Section 6.1Conduct of Business.
(a)From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with ARTICLE X, except as set forth in Section 6.1 of the Disclosure Schedule or as permitted or required by this Agreement (including, for the avoidance of doubt, any action taken by the Company to complete, or perform under this Agreement in respect of, the Spin-Out) or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall operate its business only in the ordinary course of business consistent with past practice and (y) the Company shall use its commercially reasonable efforts to:
(i)preserve intact the present organization of the Company;
(ii)pay its debts and other obligations when due;
(iii)keep available the services of the present officers and employees of the Company (except in the case of terminations of employment for cause or employee resignations);
(iv)preserve the Company’s goodwill and relationships with material customers, suppliers, licensors, licensees, contractors, distributors, lenders and other Persons having significant business dealings with the Company;
(v)maintain the material assets and properties of the Company in good repair, order and condition;
(vi)defend and protect its material properties and assets (including all material Company Intellectual Property) from infringement or usurpation;

(vii)maintain the Company’s insurance policies and risk management programs, and in the event of casualty, loss or damage to any material assets of the Company, repair or replace such assets in the reasonable determination of the Company with assets of comparable quality, as the case may be; and
(viii)comply in all material respects with all applicable Laws.
(b)In addition, during such period, except as permitted or required by this Agreement (including, for the avoidance of doubt, any required action taken by the Company to complete, or perform under this Agreement in respect of, the Spin-Out) or otherwise consented to by Buyer in writing (not to be unreasonably withheld, conditioned or delayed), the Company shall:
(i)prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company with respect to any Pre-Closing Tax Period that are required to be filed prior to or on the Closing Date, with such Tax Returns being complete and correct in all material respects and prepared in a manner consistent with past practices of the Company; provided that no such Tax Returns shall be filed with any Governmental Entity without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed);
(ii)timely pay all Taxes due and payable in respect of such Tax Returns by the Company;
(iii)promptly notify Buyer of written notice of any Tax Proceeding pending against or with respect to the Company;
(iv)not settle or compromise any such Tax Proceeding; and
(v)not (A) issue or incur any additional convertible indebtedness, or (B) amend, modify or waive any term of any Convertible Note (provided, that this clause (B) shall not prohibit the Company from taking any necessary action to effectuate the conversion of the Convertible Notes, but in any event, subject to clause (A) above).
(c)Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), directly or indirectly (i) cause or permit any state of affairs, action or omission required to be disclosed pursuant to Section 4.7, or (ii) take or agree in writing or otherwise to take any action that would reasonably be expected to prevent the satisfaction of any condition to closing set forth in ARTICLE VII.
Section 6.2Access and Information; Confidentiality. From the date of this Agreement until the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with ARTICLE X, the Company shall allow Buyer and its Representatives to make such reasonable investigation, upon reasonable notice and during normal business hours, of the business, operations and properties of the Company as is reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the Representatives of the Company and the properties, books, records and commitments of the Company. The Company shall furnish Buyer and its Representatives with such financial, operating and other data and information maintained by the Company in the ordinary course of business with respect to the Company or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request unless the disclosure of any such information would jeopardize attorney-client privilege or the attorney-client work product doctrine; provided, however, that the Company shall use commercially reasonable efforts to negotiate in good faith agreements or arrangements that permit the provision of such information to Buyer without having any such effects.
Section 6.3Required Stockholder Approval; Disclosure Statement.
(a)The Company shall begin seeking the Required Stockholder Approval promptly following the conversion of all Convertible Notes, such Required Stockholder Approval to be evidenced through the Written Consent. Notwithstanding the foregoing, the Company shall deliver the Written Consent evidencing the Required Stockholder Approval as soon as reasonably practicable, but in any event within fifteen (15) Business Days, following the execution and delivery of this Agreement by the Parties. The Company shall also use commercially reasonable efforts (including through the exercise of all available drag along, “bring along” and similar rights) to cause the Written Consent to be executed on or prior to the Closing Date by all Stockholders.
(b)As soon as practicable after the delivery of the Written Consent, but in no event more than two (2) Business Days after the date on which the Required Stockholder Approval has been obtained, the Company shall prepare and mail a written disclosure statement (the “Disclosure Statement”), in a form reasonably acceptable to Buyer, to each of the Stockholders in accordance with Section 14-2-704 and Article 13 of the GBCC. Buyer and Merger Sub shall provide the Company with such information regarding any of them and any of their Subsidiaries as may be reasonably requested by the Company to be included in the Disclosure Statement.
Section 6.4Reasonable Best Efforts; Further Assurances.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (including making any requisite filings or giving any requisite notices) under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in ARTICLE VII are satisfied, insofar as such matters are within the control of any of them, including, without limitation, using reasonable best efforts to obtain, prior to the Closing, all consents of third parties as are necessary for the consummation of the transactions contemplated hereby, including, without limitation, any third party consent set forth in Section 4.4 of the Disclosure Schedule; provided, however, that, in connection with obtaining such third party consents, no Contract shall be amended to increase the amount payable by the Company thereunder or otherwise to be more burdensome in any material respect to the Company, unless mutually agreed in writing by the Company and Buyer.
Without limiting the generality of the foregoing and subject to Section 6.2, the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing.

(b)Each Party shall use its reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the transactions contemplated hereby, (ii) cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, and (iii) provide all such other information to any Governmental Entity as such Governmental Entity may request in connection herewith.
(c)Buyer and the Company, acting reasonably and in good faith, will, to the extent required or necessary, coordinate the preparation and making of any applications and filings (including the content, terms and conditions of such applications and filings) with any Governmental Entity, the resolution of any investigation or other inquiry of any Governmental Entity, the process for obtaining any consents, registrations, approvals, permits and authorizations of any Governmental Entity, and the making or discussing of any and all proposals relating to any regulatory commitments of Buyer, the Company, their respective Affiliates or business, or with any Governmental Entity, its staff, intervenors or customers, in each case, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Buyer and the Company, acting reasonably and in good faith, will coordinate with respect to the scheduling and conduct of all meetings with Governmental Entities in connection with the transactions contemplated by this Agreement, to the extent any such meetings are required or requested; provided, however, to the fullest extent practicable and permitted by Law, in connection with any required communications, meetings or other contacts, oral or written, with any Governmental Entity in connection with the transactions contemplated hereby, each Party shall (and will cause its Affiliates to): (i) inform the other Party in advance of any such communication, meeting or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, contents, intended agenda and other aspects of any of the foregoing; (ii) consult and cooperate with the other Party; (iii) permit for Representatives of the other Party to participate to the maximum extent possible in any such communications, meetings or other contacts; (iv) notify the other Party of any oral communications with any Governmental Entity relating to any of the foregoing; and (v) provide the other Party (or its Representatives) with copies of all written communications with any Governmental Entity relating to any of the foregoing. Nothing in this Section 6.4(c) will apply to or restrict communications or other actions by a Party with or with respect to any Governmental Entity in connection with its business in the ordinary course of business.
(d)Without limiting the foregoing, Buyer shall not, and shall cause its Affiliates not to, take any action, including (i) acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment or other business combination, asset, stock or equity purchase or otherwise), (ii) making any filing or transfer or (iii) taking any other action, that, in each case, could reasonably be expected to materially increase the risk of, materially delaying or not obtaining any consent contemplated by this Section 6.4.
(e)In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any Party hereto for such purposes or otherwise to consummate the transactions contemplated by this Agreement.

Section 6.5Public Announcements. The Parties will not, and will cause each of their Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Parties, issue or cause the publication of any such press release or other public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, that such action is required by applicable Law or by the rules of any applicable self-regulatory organization or any national securities exchange or stock market, in which case the Party required to make any such press release or other public announcement shall use reasonable efforts to provide the other Party an opportunity to review and comment on such release or announcement in advance of such issuance.
Section 6.6Section 280G. To the extent applicable, with respect to each employee or service provider of the Company or any Subsidiary who is, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code and the regulations thereunder) entitled to a “parachute payment” (as defined in Section 280G of the Code and the regulations thereunder), the Company shall, prior to the Closing Date, solicit stockholder approval (in accordance with the requirements of Section 280G of the Code and the regulations thereunder (“Section 280G”)) of any payments or benefits paid or payable to any such disqualified individual that would, absent stockholder approval, reasonably be expected to be “excess parachute payments” within the meaning of Section 280G (“Section 280G Payments”). Prior to soliciting such stockholder approval, the Company will use commercially reasonable efforts to obtain waivers from any such disqualified individuals providing that unless such Section 280G Payments are approved by the stockholders in the manner required under Section 280G, no such Section 280G Payments will be paid or provided to such disqualified individuals. The Company has made available to Buyer copies of any calculations related to Section 280G of the Code that have been prepared (whether or not final) with respect to any disqualified individual in connection with the transactions and has delivered to Buyer documentation reasonably satisfactory to Buyer (which documentation will be subject to Buyer’s advance review and approval, such approval not to be unreasonably withheld or delayed), solely for purposes of compliance with this Section 6.6. In connection with the foregoing, not less than seven (7) Business Days prior to the Company distributing any material relating to such vote, Buyer shall provide the Company with all data and documents necessary to allow the Company to determine whether any payments made or to be made, or benefits granted or to be granted, pursuant to any agreement, arrangement, or contract entered into, modified, or negotiated by Buyer or any of its Affiliates that could reasonably be expected to constitute a “parachute payment” (collectively, the “Buyer 280G Arrangements”); provided, however, that if such data and documents are not provided, the Company’s compliance with this Section 6.6 shall be determined without taking into account such Buyer 280G Arrangements.
Section 6.7Expenses. Each Party shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants, except as otherwise expressly contemplated herein.
Section 6.8Tax Matters.

(a)Transfer Taxes shall be borne by the Securityholders. “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, duties, registration, documentary, recording or similar Taxes imposed by any Tax authority in connection with the transactions contemplated by this Agreement. If Buyer or any of its Affiliates (including the Surviving Company) is required to file any Tax Return related to Transfer Taxes, Buyer or any of its Affiliates (including the Surviving Company), as the case may be, shall file such Tax Return and pay any Transfer Taxes, and the applicable Securityholders shall reimburse the paying party for its share of Transfer Taxes within ten (10) days of written request. Buyer and the Stockholders’ Representative will, and will cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, at the expense of the Stockholders’ Representative, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
(b)On or prior to the Closing Date, except as otherwise provided in this Agreement or required by applicable Law, the Company shall not, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), cause or permit any state of affairs, action or omission required to be disclosed pursuant to Section 4.7(n).
(c)For all purposes of this Agreement, all Taxes of the Company relating to any Tax period that begins on or before and ends after the Closing Date (such Tax period, a “Straddle Period”) shall be allocated as follows: (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income or gain, the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period; and (ii) in the case of any gross receipts, sales or use Tax and any Taxes based upon or related to income or gain, the amount of any Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date shall be computed based on a closing of the books method as if such taxable period ended on (and included) the Closing Date; provided, that exemptions, allowances, deductions that are calculated on an annual or other periodic basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. For purposes of allocating income or loss to a Tax period (or portion thereof, if a Straddle Period) ending on or before the Closing Date, in the case of any Taxes attributable to the ownership of any equity interest in any partnership (or other “flowthrough” entity) or controlled foreign corporation, the “flowthrough” income or loss (if any) attributable to an equity interest in such entity shall be determined as if a taxable period of such entity ended as of the close of business on the Closing Date.
(d)The Stockholders, the RSU Holders and the Stockholders’ Representative, as the case may be, shall cooperate fully, as and to the extent reasonably requested by Buyer, and shall cause their respective Affiliates, directors, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by (i) maintaining and making available to Buyer and its Affiliates all books and records reasonably necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such matters and (ii) using commercially reasonable efforts to provide Buyer with at least thirty (30) days’ prior written notice before destroying any such books and records, during which period Buyer can elect to take possession of such books and records. The Stockholders, the RSU Holders and the Stockholders’ Representative further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Entity or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby). Any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements, arrangements or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Entity) to which the Company is a party or otherwise subject shall be terminated prior to the Closing Date (other than any such agreement that is a commercial agreement entered into in the ordinary course of business not primarily relating to Taxes). After the Closing none of the Surviving Company, Buyer or any Affiliate of Buyer shall be bound thereby, have any liability thereunder, or be obligated to make any payment thereunder.
(e)From and after the Closing, Buyer will not, and will cause its Affiliates (including, after the Closing, the Company) not to, except to the extent required by applicable Law, without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed): (i) file, re-file, amend, modify or otherwise change any Tax Return of the Company for any Pre-Closing Tax Period; (ii) make any Tax election for, on behalf of or with respect to the Company with retroactive effect to any Tax period (or portion thereof) ending on or prior to the Closing Date, in each case, if any action set forth in clauses (i) through (ii) could reasonably be expected to result in any decrease in the Final Aggregate Closing Merger Consideration, in each case, until the Final Aggregate Closing Merger Consideration is finally determined under Section 3.3.
(f)Any Adjustment Amount paid pursuant to Section 3.3 will be treated as an adjustment to the Final Aggregate Closing Merger Consideration for all Tax purposes to the extent permitted by applicable Law.
Section 6.9No Solicitations. The Company will not, and will direct its Affiliates and Representatives not to, directly or indirectly, (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired entity, any transaction involving a merger, consolidation, liquidation, recapitalization, business combination, purchase or disposition of any material amount of the assets of the Company (other than the sale of assets in the ordinary course of business) or any voting securities or other ownership interests in the Company other than the transactions contemplated by this Agreement including, for the avoidance of doubt, the Spin-Out (such other transaction, an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall, and shall direct its Affiliates and their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and Merger Sub) conducted heretofore with respect to, or that could lead to, any Acquisition Transaction. The Company agrees not to release any third party from the confidentiality provisions of any agreement to which the Company is a party. Furthermore, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or its Representatives) advise Buyer orally and in writing of any Acquisition Transaction proposal or any request for information with respect to any Acquisition Transaction, the material terms and conditions of such request and the identity of the Person making the same. The Company agrees that the rights and remedies for noncompliance with this Section 6.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.10Payoff Letters. The Company shall obtain, no later than two (2) Business Days prior to the Closing Date, payoff letters (the “Payoff Letters”) in form reasonably satisfactory to Buyer from the holders (or the agents for such holders) of the Closing Indebtedness, and all documents related thereto, including any credit agreements, pledge agreements, security agreements, notes and guarantees, and all Liens securing the Closing Indebtedness, shall be released or terminated upon the repayment of the Closing Indebtedness in accordance with the terms of such payoff letters. Each Payoff Letter shall set forth the principal amount of the obligation, any prepayment premiums or fees or termination fees with respect thereto, any accrued interest thereon and any expense reimbursement or other amounts due in respect thereof, shall provide wire instructions and shall provide for the release of, or authorize the Company to release, all Liens associated with such Closing Indebtedness and the termination of all other obligations associated therewith upon the payment of such outstanding amounts.
Section 6.11Confidential Information.
(a)Except as required by Law, each Party shall keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information regarding any other Party or the negotiations preceding this Agreement other than to its Representatives, and each will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each Party shall return to each applicable other Party, without retaining any copies thereof, any schedules, documents or other written information obtained from such Party in connection with this Agreement and the transactions contemplated hereby and shall cause all of its Representatives to whom it may have disclosed such information to do the same.
(b)Following the Closing, the Stockholders’ Representative shall keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information concerning the business and affairs of the Company that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, financial performance, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith (collectively, “Confidential Information”), and will not use such information for his, her or its own benefit or for the benefit of any other Person (other than the Surviving Company and Buyer) and shall direct any of his, her or its Representatives to whom Confidential Information is disclosed to do the same. Notwithstanding the foregoing limitations, no Party to this Agreement shall be required to keep confidential any information that (i) is known or available through other lawful sources not bound by a confidentiality agreement or other binding legal obligation, (ii) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its agents, (iii) is requested or required to be disclosed pursuant to Law, provided the other parties are given reasonable prior notice or consent thereto, or (iv) relates solely to the Tax aspects and consequences of the transactions contemplated by this Agreement.
(c)If the Stockholders’ Representative is requested or required (by oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Stockholders’ Representative shall notify Buyer promptly of the request or requirement (unless prohibited by applicable Law) so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.11. If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholders’ Representative is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, the Stockholders’ Representative may disclose the Confidential Information to the Governmental Entity; provided, however, that the Stockholders’ Representative shall use its commercially reasonable efforts to obtain, at the request of Buyer, and at Buyer’s sole cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.
Section 6.12Capital Structure Certificate.
(a)At least three (3) Business Days before the Closing Date, the Company shall deliver to Buyer the Capital Structure Certificate, in a form reasonably acceptable to Buyer and the Paying Agent, dated and setting forth the following information with respect to each Stockholder (including any Stockholders who have become Stockholders as a result of conversion of the Convertible Notes), holder of Cancelled RSUs and the Warrantholder (each, a “Securityholder”): (i) the name and mailing address of such Securityholder; (ii) with respect to each Certificate held by such Securityholder, the certificate number of such Certificate, and the number of shares of Common Stock represented by such Certificate, including any Shares issued upon conversion of Convertible Notes, with respect to each RSU held by such Securityholder, the number of shares of Common Stock underlying such RSU and the fair market value thereof, and, with respect to each Warrant held by such Securityholder, the number of shares of Common Stock subject to such Warrant, the exercise price thereof and the resulting Warrant Cancellation Payment; (iii) each Securityholder’s Pro Rata Share of any portion of the Holdback Amount that may become releasable pursuant to Section 3.3 and of the Stockholders’ Representative Expense Release Amount; and (iv) such other information that Buyer may reasonably request at least ten (10) Business Days before the Closing Date.
(b)Other than as provided in this Agreement, upon consummation of the transactions contemplated by this Agreement, and the payment of the consideration payable hereunder and thereunder in respect of the Shares and Cancelled RSUs as provided for in the Capital Structure Certificate, Buyer, the Merger Sub, the Company and the Surviving Company will have no further obligations in respect of the Shares and Cancelled RSUs (including any obligation to make any cash or non-cash payment in respect of any such Shares or Cancelled RSUs).
(c)Each of Buyer, Merger Sub, the Surviving Company and the Paying Agent shall be entitled to rely entirely and conclusively upon the accuracy and completeness of the Capital Structure Certificate for all purposes of this Agreement, including in determining and making (or causing to be made) any payment or distribution in respect of the Shares and Cancelled RSUs, without any obligation to investigate, verify or independently determine the accuracy or completeness of any information set forth therein. In no event shall Buyer, Merger Sub, the Surviving Company or the Paying Agent have any liability to any Securityholder or any other Person on account of any payment or distribution made in accordance with the Capital Structure Certificate.
Section 6.13Employee Matters; Termination of Benefit Plans.
(a)For a period of at least twelve (12) months after the Closing Date (or, if shorter, the period of employment of the applicable Continuing Employee (as defined below)), Buyer shall (or shall cause an Affiliate of Buyer, including following the Closing, the Surviving Company, to) provide or cause to be provided to each employee of the Surviving Company who continues to be employed by the Surviving Company following the Closing (each, a “Continuing Employee”) a base salary or wage rate, as applicable, and annual target bonus opportunities (excluding any long-term, equity or equity-based award opportunities) that are at least equal to the base salary or wage rate, as applicable, and annual target bonus opportunities that were provided to such Continuing Employee immediately before the Closing. In addition, Buyer agrees to either (i) continue to provide the Continuing Employees the same benefits held by each such Continuing Employee as of immediately prior to the Closing Date or (ii) provide the Continuing Employees with benefits comparable to similarly-situated Buyer employees under the Buyer Plans, in the sole discretion of the Buyer.
(b)For eligibility and vesting purposes (and for purposes of vacation accrual and severance benefit determinations) under the employee benefit plans and fringe benefit programs of Buyer and its Affiliates that are offered and provide benefits to Continuing Employees after the Closing Date (the “Buyer Plans”), to the extent permitted by the applicable Buyer Plan, each Continuing Employee shall be credited with his or her years of service or comparable experience with the Company prior to the Closing Date to the same extent as such Continuing Employee was entitled prior to the Closing Date to credit for such service under any similar Plan, except to the extent such credit would result in a duplication of benefits. In addition, Buyer shall use its reasonable best efforts to cause the Buyer Plans providing health benefits to (i) not deny Continuing Employees (or a covered dependent thereof) coverage on the basis of pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements to the extent such conditions were waived or satisfied under the similar Plan in effect immediately prior to the Closing, and (ii) credit such Continuing Employees (or a covered dependent thereof) for any deductibles, co-insurance and out-of-pocket expenses paid on or prior to the Closing Date in satisfying any deductibles, co-insurance and maximum out-of-pocket expenses in the applicable plan year in which the Closing Date occurs to which such deductibles and out-of-pocket expenses relate as if such amounts had been paid in accordance with the applicable Buyer Plan.
(c)The Company shall cause all accrued but unused vacation, paid time off, or sick time to which any Company employee is entitled to be paid out by the Company as of immediately prior to the Closing and such amount (and any related tax obligations) shall reduce the Closing Cash accordingly.

(d)Upon request by Buyer at least two (2) Business Days prior to the Closing Date, effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate or cause the termination of each retirement plan (or, if applicable, its participation in each retirement plan) that is intended to be tax-qualified under Section 401(a) of the Code (a “Qualified Retirement Plan”) in accordance with the requirements of such plan and applicable Law. The Company shall provide Buyer with evidence that such Qualified Retirement Plan(s) (or the Company’s participation therein) have been terminated effective as of the day immediately preceding the Closing Date pursuant to resolutions of the board of directors of the Company. The form and substance of such resolutions shall be subject to review and reasonable approval of Buyer, such approval not to be unreasonably withheld or delayed. If such plan termination has been requested, Buyer or any of its Affiliates shall maintain, as of the Closing Date, a tax-qualified defined contribution plan sponsored by Buyer or any of its Affiliates (the “Buyer 401(k) Plan”) in which the Continuing Employees who are eligible to participate in a Qualified Retirement Plan shall be eligible to participate, and the Buyer 401(k) Plan shall accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from each such Qualified Retirement Plan, including any plan loans that are in compliance with the terms of such Qualified Retirement Plan immediately prior to the termination of such Qualified Retirement Plan.
(e)Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate or cause the termination of any and all Plans (or, if applicable shall terminate the Company’s participation in each such Plan) set forth in Section 6.13(e) of the Disclosure Schedule in accordance with the requirements of such Plans and applicable Law. The Company shall provide Buyer evidence that such Plans (or the Company’s participation therein) have been terminated pursuant to resolutions of the board of directors of the Company and any other documentation as may be necessary to effectuate such termination (the form and substance of such resolutions and documentation shall be subject to review and reasonable approval of Buyer, such approval not to be unreasonably withheld or delayed).
(f)The provisions of this Section 6.13 are solely for the benefit of the Parties, and no Continuing Employee or other Person (including any dependent or beneficiary thereof) shall be regarded for any purpose as a third-party beneficiary of this Section 6.13 or have the right to enforce the provisions of this Section 6.13. No provision of this Section 6.13 is intended to, or shall, constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise (including any Plan). Nothing in this Section 6.13 shall be construed to create a right in any Person (including any Continuing Employee) to employment with Buyer, the Surviving Company or any of their Affiliates.
Section 6.14Indemnification of Directors and Officers of the Company.
(a)If the Merger is consummated, then until the sixth (6th) anniversary of the Effective Time, Buyer will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company to its present and former directors, officers, consultants and employees (the “Company Indemnified Parties”) pursuant to the Company Charter and bylaws, in each case, in effect on the date of this Agreement (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 6.14(a) on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)Prior to the Effective Time, the Company shall purchase tail insurance coverage for the Company’s directors and officers in a form reasonably acceptable to the Company and Buyer which shall provide such directors and officers with coverage for no more than six (6) years following the Effective Time with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time (the “Insurance Coverage”), which Insurance Coverage shall be reasonably comparable to the Company’s insurance coverage immediately prior to the date of this Agreement. Buyer shall maintain (or cause the Surviving Company to maintain) such Insurance Coverage in full force and effect and continue to honor the obligations thereunder during the term thereof. The Insurance Coverage shall be accompanied by an endorsement that names Buyer as a successor-in-interest thereto.
(c)This Section 6.14 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Company and Buyer, and shall be enforceable by the Company Indemnified Parties, who are express third party beneficiaries of this Section 6.14; provided, however, that recourse shall first be against the Insurance Coverage until it is exhausted before recovery against Buyer shall take place. Notwithstanding anything to the contrary herein, the obligations under this Section 6.14 shall not be waived, terminated or modified in a manner as to adversely affect any Company Indemnified Party without the consent of such affected Company Indemnified Party.
(d)In the event that following the Effective Time, Buyer, the Surviving Company or any of their respective heirs, successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the heirs, successors and assigns of Buyer or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.14.
Section 6.15RWI Policy.
(a)Buyer has obtained (at Buyer’s sole cost and expense), and provided to the Company and the Stockholders’ Representative a copy of, the RWI Policy incepting coverage concurrently with the execution of this Agreement, subject to the terms and conditions set forth therein.
(b)The RWI Policy provides that the insurer irrevocably and unconditionally waives, and agrees not to pursue any and all rights of subrogation, contribution, or similar rights against, any Stockholder, RSU Holder, the Warrantholder, the Stockholders’ Representative, the Company, or any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby, except in the case of Fraud; provided, that the insurer shall only be entitled to recover from such Stockholder, RSU Holder or the Warrantholder to the extent Buyer’s covered loss was caused by a breach of an insured representation or warranty of this Agreement resulting from such Stockholder’s, RSU Holder’s or the Warrantholder’s Fraud.
(c)The RWI Policy shall not be amended, waived or otherwise modified or revised in any way that materially and adversely affects any Stockholder or RSU Holder without the Stockholders’ Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
Section 6.16Spin-Out. The Company shall consummate the Spin-Out in accordance with the Spin-Out Documentation prior to the Closing, and shall not amend, waive, or terminate the Spin-Out Documentation without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, the Company shall not take any action that would cause the Company, Buyer or the Surviving Company to (a) retain, assume or otherwise bear any Spin-Out Liability, (b) lose or transfer any asset (including any Contract, intellectual property or government grant) other than those dedicated solely to the Electronics Business, or (c) become bound by any arrangement with any third party relating to the Electronics Business or the Spin-Out following the Closing.
Section 6.17Convertible Notes. The Company shall cause all outstanding Convertible Notes to be converted in full into Shares in accordance with their terms at or prior to the Closing, such that no convertible indebtedness of the Company, and no principal, interest or other amount payable thereunder, remains outstanding at Closing.
Section 6.18VCU Consent. Prior to the Closing, the Company shall (a) obtain the written consent of VCU (the “VCU Consent”) to the transactions contemplated by this Agreement (including the change of control of the Company resulting from the Merger) pursuant to the VCU License and (b) use its commercially reasonable efforts to cooperate with Buyer in facilitating discussions with VCU with respect to the VCU License.
Section 6.19Sufficiency of Funds. Buyer currently intends to close on an equity offering promptly following the execution of this Agreement. Regardless of whether such equity financing closes, Buyer shall have sufficient funds (through cash on hand, available lines of credit or other immediately available sources of funds) at, or prior to, the Closing to consummate the transactions contemplated by this Agreement, including to pay the Estimated Aggregate Closing Merger Consideration, the Transaction Expenses, the Closing Indebtedness, all other amounts required to be paid by Buyer pursuant to this Agreement and all fees and expenses of Buyer and Merger Sub related to the transactions contemplated by this Agreement, and the failure of Buyer to have such funds available within 90 days of the execution of this Agreement shall be a breach of this Agreement by Buyer and entitle the Company to all available remedies under applicable Law, including specific performance.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1Conditions Precedent to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:
(a)No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger.
(b)Stockholder Approval. The Required Stockholder Approval shall have been obtained in accordance with the Company Charter and the GBCC and shall not have been rescinded or revoked and shall remain in full force and effect.
Section 7.2Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:
(a)Representations and Warranties. Each of the representations and warranties of the Company contained in ARTICLE IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), disregarding for this purpose any qualification as to “materiality” or “Company Material Adverse Effect” contained therein; provided, that the representations and warranties in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Capitalization; Equity Interests) and Section 4.18 (Brokers), shall be true and correct in all respects (other than de minimis inaccuracies with respect to Section 4.3).
(b)Performance of Obligations. The Company shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement that are required to be performed or complied with by it prior to or at the Closing (including the delivery of the items set forth in Section 2.7(a)).
(c)Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.
(d)Closing Certificate. Buyer shall have received a certificate dated as of the Closing Date and signed by an authorized officer of the Company, in his or her capacity thereof, certifying that the conditions specified in Sections 7.2(a)-(c) have been satisfied.
(e)Employment Agreements. Each of the Employment Agreements shall be in full force and effect; provided that Buyer has not rescinded, revoked, modified or terminated any Employment Agreement.
(f)Non-Competition Agreements. Each of the Non-Competition Agreements shall be in full force and effect; provided that Buyer has not rescinded, revoked, modified or terminated any Non-Competition Agreement.
(g)Dissenting Shares. Stockholders representing no more than 5% of the issued and outstanding Shares immediately prior to the Effective Time shall have exercised, or remain entitled to exercise, statutory dissenters’ or appraisal rights pursuant to Article 13 of the GBCC with respect to such Stockholders’ Shares. For purposes of this clause (g), any Shares with respect to which the applicable holder has effectively withdrawn, failed to perfect or otherwise lost dissenters’ rights under the GBCC at or prior to the Effective Time shall not be counted toward the foregoing threshold.

Section 7.3Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:
(a)Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in ARTICLE V shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth in any such representation or warranty) as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).
(b)Performance of Obligations. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement that are required to be performed or complied with by them prior to or at the Closing (including the delivery of the items set forth in Section 2.7(b)).
(c)Closing Certificate. The Company shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in Sections 7.3(a)-(b) have been satisfied.
ARTICLE VIII
NO SURVIVAL
Section 8.1Representations and Warranties. None of the representations or warranties in this Agreement (including the Disclosure Schedule), or any certificate or instrument delivered in connection with this Agreement, shall survive the Closing, except for claims for Fraud. Each Party hereto waives all rights, claims and causes of action it may have for any breach of or inaccuracy in such representations or warranties, and no Party hereto shall have any liability in respect thereof, except for claims for Fraud.
Section 8.2Covenants and Agreements. None of the covenants or agreements in this Agreement (including the Disclosure Schedule), or any certificate or instrument delivered in connection with this Agreement, in each case which by its terms contemplates performance at or prior to Closing, shall survive the Closing. Each Party waives all rights, claims and causes of action it may have for any breach of or noncompliance with such covenants or agreements, and no Party hereto shall have any liability in respect thereof. This Section 8.2 shall not limit any covenant or agreement which by its terms contemplates performance after the Closing.
ARTICLE IX
STOCKHOLDERS’ REPRESENTATIVE
Section 9.1Stockholders’ Representative.
(a)Appointment. Each Stockholder and RSU Holder constitutes and appoints the Stockholders’ Representative to act as his, her or its representative under this Agreement, with full authority to act on behalf of, and to bind, each such Person for purposes of this Agreement, and the Stockholders’ Representative hereby accepts such appointment. The Stockholders’ Representative shall have full power and authority to represent all of such holders and their successors with respect to all matters arising under this Agreement and all actions taken by the Stockholders’ Representative hereunder shall be binding upon all such holders and their successors as if expressly confirmed and ratified in writing by each of them. The Stockholders’ Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of such holders, as fully as if such holders were acting on their own behalf, including dealing with Buyer and the Paying Agent under this Agreement with respect to all matters arising hereunder or thereunder, taking any and all other actions specified in or contemplated hereby or thereby, and engaging counsel, accountants or other Stockholders’ representatives, in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority to effect and interpret all the terms and provisions of this Agreement (including the determination of the Adjustment Amount and the authorization of disbursements and payments in accordance with the terms hereof) and to consent to any amendment hereof or thereof on behalf of all such holders and their successors.
(b)Indemnification of the Stockholders’ Representative. The Stockholders’ Representative may act upon any instrument or other writing believed by the Stockholders’ Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement, except for its own fraud or willful default or gross negligence. The Stockholders’ Representative shall be, and hereby is, indemnified and held harmless by each Stockholder, severally, up to a maximum amount equal to his, her or its Pro Rata Share of the Estimated Aggregate Closing Merger Consideration plus any Pro Rata Distribution received by him, her or it hereunder, from all losses, costs and expenses (including reasonable and documented attorneys’ fees) that may be incurred by the Stockholders’ Representative as a result of the Stockholders’ Representative’s performance of its duties under this Agreement; provided, that the Stockholders’ Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Stockholders’ Representative as a result of its own fraud, willful default or gross negligence.
(c)Reasonable Reliance. In the performance of its duties hereunder, the Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Stockholder or RSU Holder, Buyer or the Paying Agent. The Stockholders’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. Buyer may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and reasonably believed by Buyer to be genuine and to have been signed or presented by the Stockholders’ Representative as if such written notice, instruction or request had been furnished to it by all the Securityholders.
(d)Attorney-in-Fact.
(i)The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder and RSU Holder with full power in their name and on their behalf to act according to the terms of this Agreement in the good faith discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. Such appointment shall be deemed to be a power coupled with an interest.
(ii)This power of attorney and all authority hereby conferred is granted and shall be irrevocable, subject to replacement of the Stockholders’ Representative pursuant to Section 9.1(f), and shall not be terminated by any act of any Stockholder or RSU Holder by operation of Law, whether by such holder’s death, disability, protective supervision or any other event.
(iii)Each Stockholder and RSU Holder waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement.
(iv)Notwithstanding the power of attorney granted in this Section 9.1, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of a Stockholder or RSU Holder having signed or given such act or document directly instead of the Stockholders’ Representative.
(e)Liability. If the Stockholders’ Representative is required to determine the occurrence of any event or contingency, the Stockholders’ Representative may request from any Stockholder or RSU Holder or any other Person such reasonable additional evidence as the Stockholders’ Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any Stockholder or RSU Holder, and the Stockholders’ Representative shall not be liable to any such Stockholder or RSU Holder, as the case may be, for any damages resulting from its delay in acting hereunder pending his receipt and examination of additional evidence requested by him. Notwithstanding any other provision of this Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, in no event shall the Stockholders’ Representative, in its capacity as such, be liable to Buyer, Merger Sub, the Company, the Surviving Company or any of their respective Representatives or Affiliates (other than for fraud or willful default or gross negligence).
(f)Successor Representatives. The Stockholders’ Representative shall designate one or more Persons reasonably acceptable to Buyer to serve as successor Stockholders’ Representatives in the event of its death, incapacity or bankruptcy, which Person or Persons shall in such event succeed to and become vested with all the rights, powers, privileges and duties of the Stockholders’ Representative under this Agreement. Each successor Stockholders’ Representative shall designate one or more Persons reasonably acceptable to Buyer to serve as successor Stockholders’ Representatives in the event of such successor Stockholders’ Representative’s death, incapacity, bankruptcy or dissolution.
Section 9.2Expenses of the Stockholders’ Representative. The Stockholders’ Representative shall be entitled to withdraw cash amounts held in the account containing the Stockholders’ Representative Expense Amount in reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing its obligations under this Agreement. In the event that the Stockholders’ Representative Expense Amount is insufficient to cover the fees and expenses incurred by the Stockholders’ Representative in performing its obligations under this Agreement, each Stockholder (other than a holder of Dissenting Shares)

shall be obligated to pay his, her or its share of any such deficiency, which share shall be determined by multiplying (a) the amount of such deficiency by (b) the quotient obtained by dividing (i) such Stockholder’s or RSU Holder’s Pro Rata Share of the Estimated Aggregate Closing Merger Consideration plus any Pro Rata Distributions made hereunder (the sum of all such amounts, the “Aggregate Merger Consideration”) by (ii) the Aggregate Merger Consideration.
ARTICLE X
TERMINATION
Section 10.1    Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Buyer.
Section 10.2    Termination by Either Buyer or the Company. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by written notice of Buyer or the Company to the other parties in the following circumstances:
(a)any order, decree, ruling or other non-appealable final action has been issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to any party hereto whose failure to comply with the terms of this Agreement has resulted in such order, decree, ruling or other non-appealable final action; or
(b)the Merger shall not have been consummated by December 31, 2026 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any party hereto whose failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.
Section 10.3    Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of the board of directors of the Company, if the Company is not in material breach of its obligations under this Agreement and there is a breach by Buyer or Merger Sub of any material representation, warranty, covenant or other agreement by them contained in this Agreement and such breach has not been cured within thirty (30) days after written notice thereof to Buyer, or such breach cannot be cured, and would cause a condition set forth in Section 7.3 to be incapable of being satisfied.
Section 10.4    Termination by Buyer. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by written notice given to the Company by Buyer, if Buyer is not in material breach of its obligations under the Agreement and (a) there is a breach by the Company of any material representation, warranty, covenant or other agreement by it contained in this Agreement, and such breach has not been cured within thirty (30) days after written notice thereof to the Company, or such breach cannot be cured, and would cause a condition set forth in Section 7.2 to be incapable of being satisfied, or (b) if the Written Consent shall have been rescinded or revoked.

Section 10.5    Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE X, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Section 10.5 and other than Section 6.5, Section 6.7, Section 6.11(a), ARTICLE I, ARTICLE X and ARTICLE XI) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any material breach of this Agreement. If this Agreement is terminated and the Merger is abandoned pursuant to this ARTICLE X, all confidential information received by Buyer or its Representatives and Affiliates with respect to the Company, its Subsidiary and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Entire Agreement. This Agreement (including the exhibits and schedules hereto, including the Disclosure Schedule) and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the transactions contemplated hereby. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.
Section 11.2    Assignment and Binding Effect; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties; provided, however, that Buyer shall be permitted to assign this Agreement to any Affiliate of Buyer (provided that Buyer shall nonetheless remain liable for all of its obligations hereunder following such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder. Any purported assignment in violation of this Section 11.2 shall be void. Nothing in this Agreement shall constitute an amendment to any Plan, and no Plan shall be amended absent a separate written amendment that complies with such Plan’s amendment procedures.
Section 11.3    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

If to Buyer, Merger Sub or the Surviving Company:
Axogen, Inc.
13631 Progress Blvd., Suite 400
Alachua, FL 32615Email: mbegan@axogeninc.com
Attention: Marc Began, Executive Vice President and General Counsel
with a copy (which shall not constitute notice) to:
Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, Massachusetts 02210
Email: mhaddad@foleyhoag.com

Attention:	Mark A. Haddad, Esq.

If to the Company (prior to the Closing): BioCircuit Technologies, Inc. 1819 Peachtree Road NE, Suite 350 Atlanta, Georgia 30309 Email: mjarrard@biocircuit.com
Attention:	Michelle Jarrard

with a copy (which shall not constitute notice) to: Jones Day 1221 Peachtree Street, Suite 400 Atlanta, Georgia 30361 Email: wjzawrotny@jonesday.com Attention: William J. Zawrotny

If to the Stockholders’ Representative, as set forth in Section 11.3 of the Disclosure Schedule.
with a copy (which shall not constitute notice) to:
Jones Day
1221 Peachtree Street, Suite 400
Atlanta, Georgia 30361
Email: wjzawrotny@jonesday.com
Attention: William J. Zawrotny

Section 11.4    Amendment and Modification. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of
Buyer, Merger Sub, the Company and the Stockholders’ Representative, except as provided in Section 14-2-1101(c) of the GBCC. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.
Section 11.5    Governing Law; Jurisdiction; Enforcement.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws thereof.
(b)For purposes of this Agreement, each of the Parties hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by the laws of the State of Georgia, (ii) agrees that service of process made in accordance with this Section 11.5 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.3, will constitute good and valid service of process in any such legal action, suit or proceeding, and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Each of the Parties (A) consents to submit itself to the exclusive personal jurisdiction of the Georgia State-wide Business Court, or if that court does not have jurisdiction, any state or federal court sitting in the State of Georgia in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (B) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (C) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (D) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.
(c)This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby (other than pursuant to a Letter of Transmittal) may only be brought against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent they are a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise) or as set forth in a Letter of Transmittal, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party or of any Affiliate of any of the foregoing shall have any personal liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Buyer or Merger Sub under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.
Section 11.6    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF PROCEEDINGS, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
Section 11.7    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.
Section 11.8    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic delivery in PDF or other electronic format based on common standards will be effective to the same extent as delivery of a manually executed counterpart of this Agreement.
Section 11.9    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or agreements set forth herein were not performed by them in accordance with the terms hereof or were otherwise breached and that each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of such covenants and agreements and to enforce specifically such covenants and agreements (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively in the Georgia State-wide Business Court and any state appellate court therefrom within the State of Georgia (or, if the Georgia State-wide Business Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Georgia). The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Company, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. For purposes of this Section 11.9, each of the Parties hereby consents to service of process in accordance with the terms of Section 11.5(b).
Section 11.10    Disclosure Schedules. Except as otherwise provided in the Disclosure Schedule, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Disclosure Schedule shall constitute an admission or determination that any fact or matter so disclosed is material, meets a dollar or other threshold set forth in this Agreement (except where this Agreement specifically requires disclosures that meet or exceed a dollar threshold set forth therein) or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement.

Information disclosed in any Disclosure Schedule will qualify any representation, warranty, covenant or agreement in this Agreement to the extent readily apparent on the face of such disclosure, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Disclosure Schedule or the absence of a reference or cross-reference to such Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Summaries or descriptions of Contracts or other documents contained in the Disclosure Schedule are qualified in their entirety by such Contracts or other documents themselves but only to the extent such Contracts or other documents have themselves been made available to Buyer. The matters reflected in the Disclosure Schedule are solely intended to qualify the representations, warranties, covenants and agreements contained in this Agreement and nothing contained in the Disclosure Schedule shall in any event expand the scope of any representation, warranty, covenant or agreement contained in this Agreement or constitute or be deemed to constitute a representation, warranty, covenant or agreement.
Section 11.11    Mutual Drafting. The Parties acknowledge that they are sophisticated parties and have been represented by legal counsel throughout the negotiation and drafting of this Agreement and the transactions contemplated hereby, and that the terms of the provisions hereof have been carefully negotiated by such legal counsel. Accordingly, the Parties hereby agree that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should not be applied to this Agreement or any agreement or instrument executed in connection herewith, and each Party hereby waives the application thereof.
Section 11.12    Legal Representation.
(a)Each Party acknowledges that Jones Day has acted as counsel to each of the Stockholders’ Representative, the Company and SpinCo with respect to this Agreement, the Merger and the other transactions contemplated hereby. Buyer (i) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Surviving Company) to waive and not assert, any conflict of interest relating to Jones Day’s representation after the Closing of the Stockholders’ Representative, SpinCo or any of their respective Affiliates in any matter involving this Agreement, the Merger or the other transactions contemplated hereby (including any litigation, arbitration, mediation, dispute resolution procedure or other proceeding) (or any other matter involving SpinCo), and (ii) consents to, and will cause each of its Subsidiaries (including, after the Closing, the Surviving Company) to consent to, any such representation, even though in each case (A) the interests of the Stockholders’ Representative, SpinCo or their respective Affiliates may be directly adverse to Buyer or the Surviving Company, (B) Jones Day may have represented the Company in a substantially related matter or (C) Jones Day may be handling other ongoing matters for Buyer or any of its Subsidiaries (including, after the Closing, the Surviving Company); provided, that the foregoing waiver and consent shall not extend to (1) any matter that does not involve this Agreement, the Merger or the other transactions contemplated hereby (other than any matter involving SpinCo) or (2) any representation in which Jones Day uses or discloses any confidential information of the Company (other than Attorney-Client Communications) or of Buyer or any of its Affiliates.

(b)Buyer agrees that, after the Closing, neither Buyer nor any of its Subsidiaries (including, after the Closing, the Surviving Company) will have any right to access or control any of Jones Day’s records relating to or affecting this Agreement, the Merger or the other transactions contemplated hereby, which will be the property of (and be controlled by) the Stockholders’ Representative; provided, that the books, records and files of the Company (including all documents, agreements, diligence materials and correspondence relating to the business, assets, liabilities, operations or compliance of the Company) shall remain the property of the Surviving Company. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after the Closing, the Surviving Company) not to, use any Attorney-Client Communication remaining in the records of the Surviving Company after the Closing in a manner that may be adverse to the Stockholders’ Representative or any of its respective Affiliates; provided, however, that the foregoing shall not apply to any use of an Attorney-Client Communication to the extent required by applicable Law or by any Governmental Entity or in response to any subpoena or similar legal process.
(c)Buyer agrees, on its own behalf and on behalf of its Subsidiaries (including, after the Closing, the Surviving Company), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications are hereby assigned to and shall belong to the Stockholders’ Representative and will not pass to or be claimed by Buyer or any of its Affiliates (including, after the Closing, the Surviving Company) and (ii) the Stockholders’ Representative will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications; provided, that the attorney-client privilege, all other evidentiary privileges and the expectation of client confidence with respect to all communications other than Attorney-Client Communications, including all communications relating to the business, assets, liabilities, operations or compliance of the Company, shall remain with, and be controlled exclusively by, the Surviving Company. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Surviving Company) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Company Related Party; or (B) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Company Related Party. Notwithstanding anything to the contrary in this Section 11.12, nothing in this Section 11.12 shall limit the right of Buyer or the Surviving Company to assert, control or rely upon the attorney-client privilege or any other evidentiary privilege, or to access, review or use any Attorney-Client Communication, in connection with any claim of fraud or intentional misrepresentation against any Company Related Party.
[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

BUYER:

AXOGEN, INC.

By:	/s/ Michael Dale
Name: Michael Dale
Title: Chief Executive Officer

MERGER SUB:

OMEGA MERGER SUB, INC.

By:	/s/ Marc Began
Name: Marc Began
Title: President
[Signature Page to Agreement and Plan of Merger]

COMPANY:

BIOCIRCUIT TECHNOLOGIES, INC.

By:	/s/ Michelle Jarrard
Name: Michelle Jarrard
Title: Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

By:	/s/ Michelle Jarrard
Michelle Jarrard

[Signature Page to Agreement and Plan of Merger]